CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ARLO TECHNOLOGIES, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARLO TECHNOLOGIES, INC. IF PUBLICLY DISCLOSED.

CONFIDENTIAL        EXECUTION VERSION

SUPPLY AGREEMENT
dated as of November 4, 2019
between
ARLO TECHNOLOGIES, INC.
and
VERISURE SÀRL

TABLE OF CONTENTS
Page

Article I DEFINITIONS	8

Section 1.01	Certain Defined Terms 8

Article II SUPPLY	19

Section 2.01	Arlo Catalog Products to be Provided 19

Section 2.02	Volume Forecasts 20

Section 2.03	Supply of Products 20

Section 2.04	Purchase Orders 21

Section 2.05	Acceptance 21

Section 2.06	Purchase Order Cancellation 21

Section 2.07	Purchase Order Product Fulfilment 22

Section 2.08	Packaging and Handling 22

Section 2.09	Surplus 22

Section 2.10	Transfer of Title and Risk of Loss 22

Section 2.11	Price List 23

Section 2.12	Meeting Delivery Date 23

Section 2.13	Delayed Delivery 23

Section 2.14	Quality Standards; Inspections and Acceptance Testing 24

Section 2.15	Products which are not Acceptable 24

Section 2.16	Tooling; Refurbished Products 25

Section 2.17	Product Requirements 25

Section 2.18	Security and Data Privacy 25

Section 2.19	Production and Technical Manufacturing Information Records 26

Section 2.20	End Of Life Products 26

Section 2.21	Product Recalls 27

Section 2.22	Other Supply Chain Terms 27

Section 2.23	Epidemic Product Defects 28

Section 2.24	Consequences of Epidemic Products 29

Section 2.25	Notification and Recovery Plan 29

Section 2.26	Pass-Through Rights 30

Article III EXCLUSIVITY	30

Section 3.01	Exclusivity in respect of Arlo Catalog Products 30

Section 3.02	Exclusivity in respect of Verisure Developed Products 30

Section 3.03	Exclusivity in respect of all Products 31

Section 3.04	Supply Exclusivity 31
Article IV DEVELOPMENT SERVICES31

Section 4.01	Development Services 31

Section 4.02	Entering into Statements of Work 32

Section 4.03	Replacement of Project Leaders 33

Section 4.04	Subcontracting 33

Section 4.05	Development Services Pricing 33

Section 4.06	Dedicated Team 33

Section 4.07	Key Personnel 34

Section 4.08	EOL of Verisure Developed Products 34

Article V ASSOCIATED SERVICES	34

Section 5.01	Associated Services 34

Section 5.02	Associated Services Pricing 36

Section 5.03	Arlo Smart Services Invoicing 36

Section 5.04	Key Personnel 36

Section 5.05	Arlo Smart 36

Section 5.06	Access; Training 36

Article VI RECORD KEEPING AND AUDIT	37

Section 6.01	Record Keeping 37

Section 6.02	Audit 37

Article VII ROADMAP; GOVERNANCE	38

Section 7.01	Joint Roadmap 38

Section 7.02	Relationship Managers 38

Section 7.03	Development and Quality Control Committee 39

Section 7.04	Governance Committee 40

Section 7.05	Replacements 40

Article VIII PAYMENTS	40

Section 8.01	Prepayments 40

Section 8.02	Product Payments 41

Section 8.03	Minimum Annual Commitment 41

Section 8.04	Cure Right 41

Section 8.05	Base Margin 42

Section 8.06	Invoicing 42

Section 8.07	General 42

Section 8.08	Taxes 43

Article IX INTELLECTUAL PROPERTY	43

Section 9.01	Background IP 43

Section 9.02	Customer IP 43

Section 9.03	Customer License to Supplier 44

Section 9.04	VDP License 44

Section 9.05	Backstop License 45

Section 9.06	Additional Arlo Licenses 45

Section 9.07	Registration of License 45

Section 9.08	Prosecution 46

Section 9.09	Enforcement 46

Section 9.10	Branding 46

Section 9.11	Arlo Brand License Outside the Territory 46

Section 9.12	Covenants 47

Section 9.13	Escrow 47

Section 9.14	Third Party IP 48

Section 9.15	Brexit 48

Section 9.16	Reservation of Rights 48

Article X ADDITIONAL AGREEMENTS	48

Section 10.01	End User Relationship 48

Section 10.02	Other Reporting Obligations 48

Section 10.03	User Experience Updates 49

Section 10.04	Compliance with Law 49

Article XI TERM; TERMINATION	49

Section 11.01	Initial Term 49

Section 11.02	Renewal 49

Section 11.03	Termination 49

Section 11.04	Survival 51

Article XII BUSINESS CONTINUITY	51

Section 12.01	Triggering Events 51

Section 12.02	Step-In Rights 53

Section 12.03	Backstop Services 54

Section 12.04	Backstop Arrangements 57

Section 12.05	Insolvency Event 57

Article XIII REPRESENTATIONS AND WARRANTIeS	58

Section 13.01	Representations of Both Parties 58

Section 13.02	Supplier Representations 58

Article XIV CONFIDENTIALITY	59

Section 14.01	Definition of Confidential Information 59

Section 14.02	Exclusions 59

Section 14.03	Use and Disclosure Restrictions 59

Article XV INDEMNITY	60

Section 15.01	Indemnification by Supplier 60

Section 15.02	Indemnification by Customer 60

Section 15.03	Indemnification Procedure 60

Section 15.04	Limitations of Liability 62

Article XVI GENERAL PROVISIONS	63

Section 16.01	Dispute Resolution 63

Section 16.02	Specific Performance 64

Section 16.03	No Joint Venture 65

Section 16.04	Force Majeure 65

Section 16.05	Further Assurances 65

Section 16.06	Notices 65

Section 16.07	Entire Agreement 66

Section 16.08	No Third-Party Beneficiaries 66

Section 16.09	Amendment; Waiver 66

Section 16.10	Governing Law 66

Section 16.11	Counterparts 66

Section 16.12	Assignment 66

Section 16.13	Rules of Construction 67

Section 16.14	Non-Recourse 67

Section 16.15	Export Law Compliance 67

Section 16.16	No Conflict 67

SCHEDULES
SCHEDULE 2.01    Product Addendum – List of Arlo Catalog Products
SCHEDULE 2.05    Customer Entities
SCHEDULE 2.18    Data Privacy and Security
SCHEDULE 2.20    Supplier End of Life Policy
SCHEDULE 4.01(a)    Statement of Work for [***]
SCHEDULE 4.02(a)    Form of Statement of Work
SCHEDULE 5.01    Service Level Agreement
SCHEDULE 5.01(a)    Integration Services
SCHEDULE 5.01(c)    Arlo Smart Services
SCHEDULE 5.02    Cost Categories for Arlo Smart Services
SCHEDULE 5.06    Details on Training and Access
SCHEDULE 8.02    Production Costs of the Products
SCHEDULE 9.10    Branding Guidelines
SCHEDULE 9.13    Source Code Escrow Agreement

SUPPLY AGREEMENT
This Supply Agreement (this “Agreement”) is entered into by and between Arlo Technologies, Inc., a Delaware corporation having its place of business at 3030 Orchard Parkway, San Jose, California (“Supplier”) and Verisure Sàrl, a Swiss limited liability company having its principal place of business at Chemin Jean-Baptiste Vandelle 3, 1290 Versoix, Switzerland (“Customer”), on this November 4, 2019 (the “Effective Date”). Provisions designated to be effective as of the Effective Date will be in full force and effect as of the Effective Date; provisions that have a specific date of effectiveness shall be effective as of such specific date; all other provisions will be effective as of the Closing Date.
RECITALS
WHEREAS, pursuant to that certain Asset Purchase Agreement (the “APA”), dated as of the date hereof, among Supplier and Customer, Customer has agreed to purchase Supplier’s distribution and marketing business in the Territory (as defined below);
WHEREAS, the Parties desire to establish a partnership on which Supplier shall make available for supply to Customer and/or its designee all of Supplier’s products made available from time to time in the United States or elsewhere where, in Supplier’s reasonable determination with advice of counsel, such products may legally be offered by Customer (the “Arlo Catalog Products”) and Associated Services (as defined below);
WHEREAS, the Parties also intend for Customer to (a) become the exclusive distributor of Arlo Catalog Products in the Territory for all channels; and (b) distribute Arlo Catalog Products through and in connection with the sale of products and services of the Customer’s security business, including Customer’s partners and alliances sales channels for such security business, in each case excluding any retail, retail distribution, and retail e-commerce channels (the “Verisure Security Business”) anywhere legally in the world;
WHEREAS, the Parties wish for Supplier to develop, manufacture and supply products in accordance with mutually-agreed specifications that will be set forth in one or more Statements of Work (the “Verisure Developed Products”, and together with the Arlo Catalog Products, the “Products”);
WHEREAS, the Parties desire for Supplier to provide to Customer certain rights in the event of certain business continuity failures of Supplier including the continuation of the commercial arrangements contemplated herein notwithstanding the occurrence of any such business continuity failure and the agreement to provide all support necessary for Customer to negotiate backstop arrangements (the “Backstop Arrangements”) with Supplier’s original design manufacturers and certain of its other suppliers, it being understood that these arrangements are part and parcel to the agreement by Customer to enter into this Agreement;
WHEREAS, Customer’s intent is to enter into a strategic partnership with Supplier to jointly grow and develop their respective businesses through the supply of cameras and camera-related products. The intent of Customer and Supplier is to build a highly successful future and portfolio together for the long-term, targeting explosive growth. Customer’s intent is to use Supplier to ensure Customer is able to meet its customers’ demand for cameras and camera-related products;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:
Article I

DEFINITIONS
Section 1.01    Certain Defined Terms.
(a)    Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the APA.
(b)    The following capitalized terms used in this Agreement shall have the meanings set forth below:
“Adverse Event” shall have the meaning set forth in Section 12.01(d).
“Adverse Liquidity Position” means (1) either (i) the ratio of Supplier’s Net Debt to Supplier’s LTM EBITDA is greater than or equal to [***] or (ii) the ratio of Net Debt to LTM Gross Margin is greater than or equal to [***]; provided, that, if Supplier’s LTM Gross Margin is less than [***] percent ([***]%) of Supplier’s consolidated revenue as of the most recent financial statements, then clause (i) shall not apply and the foregoing ratio in this clause (ii) shall be [***]; or (2) the Liquidity Ratio is less than [***] and Supplier’s Unrestricted Cash and Short Term Investments plus undrawn available lines of credit are below $[***].
“Adverse Notification” shall have the meaning set forth in Section 12.01(d).
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person; provided, that in no event shall Customer or any of its Subsidiaries be considered an Affiliate of any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund or investment holding company sponsored by or affiliated with Hellman & Friedman LLC, GIC Private Limited or Corporación Financiera Alba, S.A. (or of any other direct or indirect shareholder of Customer from time to time which is a professional financial investor), nor shall any portfolio company of any investment fund or investment holding company sponsored by or affiliated with Hellman & Friedman LLC, GIC Private Limited or Corporación Financiera Alba, S.A. (or of any other direct or indirect shareholder of Customer from time to time, which is a professional financial investor) be considered to be an Affiliate of Customer or any of its Subsidiaries.
“Agreement” shall have the meaning set forth in the Preamble.
“APA” shall have the meaning set forth in the Recitals.
“Applicable Term” shall have the meaning set forth in Section 11.02.
“Arlo Brand” shall have the meaning set forth in Section 9.10.
“Arlo Catalog Products” shall have the meaning set forth in the Recitals.
“Arlo Catalog Products Markup” means, for Arlo Catalog Products (i) if Customer’s Hardware Contribution Margin is equal to or less than [***] percent ([***]%) calculated with respect to the retail part of the European Business, a markup of [***] percent ([***]%); (ii) if Customer’s Hardware Contribution Margin is greater than [***] percent ([***]%) but equal to or less than [***] percent ([***]%) calculated with respect to the retail part of the European Business, a markup of [***] percent ([***]%); and if Customer’s Hardware Contribution Margin is greater than [***] percent ([***]%) calculated with respect to the retail part of the European Business, a markup of [***] percent ([***]%).
“Arlo Change of Control” shall have the meaning set forth in Section 11.03(a).
“Arlo IP” means any Intellectual Property owned, controlled, or developed by or on behalf of Supplier or its Affiliates as of the Effective Date and through the termination of the Termination Backstop Services (provided that, following an Arlo Change of Control, Arlo IP will not be deemed to include any Intellectual Property of the acquirer or any affiliate of such acquirer (outside of the Intellectual Property of the acquired group of companies)).
“Arlo Smart Services” shall have the meaning set forth in Section 5.01(c).
“Associated Services” shall have the meaning set forth in Section 5.01.
“Associated Services Personnel List” shall have the meaning set forth in Section 5.04.
“Audit Scope” shall have the meaning set forth in Section 6.02.
“Auditor” shall have the meaning set forth in Section 6.02.
“Background IP” means all Intellectual Property owned by a Party as of the Effective Date, any modifications thereto made by such Party that are separate from those created under the Development Services and all other Intellectual Property made by a Party that is separate from that created under the Development Services.
“Backstop Arrangements” shall have the meaning set forth in the Recitals.
“Backstop License” shall have the meaning set forth in Section 9.05.
“Backstop Services” means, collectively, the Termination Backstop Services, the Early Stability Backstop Services and the Late Stability Backstop Services.
“Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.
“Batch” means a specific quantity of the Products that is intended to have uniform character and quality, within specified limits, and is produced according to a single Purchase Order during the same cycle of manufacture/production run.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City or banks in Geneva, Switzerland and/or other parts of Switzerland are permitted or required by Law to close.
“Change of Control” means, with respect to Supplier: (a) any transaction or series of transactions (including by merger, consolidation, exchange or contribution of equity, or other form of entity reorganization of Supplier in one transaction or in a series of related transactions with or into another entity) pursuant to which any Person becomes the record owner or beneficial owner, directly or indirectly, of equity securities of Supplier representing fifty percent (50%) or more of the total voting power represented by Supplier’s then issued and outstanding voting securities; (b) the direct or indirect sale, transfer or other disposition (in one transaction or in a series of related transactions) of all or substantially all of the consolidated assets or business of Supplier; (c) any transaction or series of transactions pursuant to which any Person acquires all or substantially all of the consolidated assets or business of Supplier or (d) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Supplier by Persons who were not (x) directors of Supplier as of the date of this Agreement (the directors of Supplier as of the date of this Agreement, the “Incumbent Directors”), (y) directors who were appointed to vacant seats by the Incumbent Directors, or (z) directors who were nominated for election by the stockholders of Supplier by the Incumbent Directors; provided that any director so appointed or nominated and then elected will become an Incumbent Director after such appointment or nomination and any Incumbent Director who resigns, fails to stand for re-election or fails to be re-elected shall be removed from the definition of Incumbent Director; provided, further, that, in no event shall an Incumbent Director include any member of the board of directors of Supplier originally proposed for election in opposition to the Incumbent Directors then in office in an actual or threatened election contest relating to the election of the directors and whose initial assumption of office resulted from such contest or the settlement thereof.
“Claim” shall have the meaning set forth in Section 15.01.
“Closing Date” shall have the meaning set forth in the APA.
“Collateral” shall have the meaning set forth in Section 8.01.
“Commitment Period” shall have the meaning set forth in Section 8.03.
“Confidential Information” shall have the meaning set forth in Section 14.01.
“Control” means, with respect to a Person, the power to direct or cause the direction of the management of policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.
[***]
“Customer” shall have the meaning set forth in the Preamble.
“Customer Entities” means, collectively, Customer and its Affiliates.
“Customer Feedback IP” shall have the meaning set forth in Section 4.09.
“Customer Services Manager” shall have the meaning set forth in Section 7.02(b).
“Customer Specific Features” shall have the meaning set forth in Section 4.02(a)(ix).
“Debt Default” shall have the meaning set forth in Section 12.01(a)(ii).
“Defective Product” means any Product which does not meet the requirements set forth in Section 2.22(d) herein.
“Deliverable” means any work product and/or other results of Development Services in each case of the foregoing to be delivered by Supplier or its Subsidiaries to Customer, as specified in a Statement of Work.
“Delivery Date(s)” means the date(s) on which Products are to be delivered to, or made available for collection from, the Delivery Location, as set out in Supplier’s acceptance of the applicable Purchase Order.
“Delivery Location” means the location to which Products are to be delivered to, or made available for collection from in accordance with Section 2.07 as set out in the Purchase Order. For clarity, there will be only one Delivery Location per Purchase Order.
“Development and Quality Control Committee” shall have the meaning set forth in Section 7.03.
“Development Service” shall have the meaning set forth in Section 4.01.
“Development Services Personnel List” shall have the meaning set forth in Section 4.07.
“Dispute” shall have the meaning set forth in Section 16.01(a).
“Early Stability Backstop Services” shall have the meaning set forth in Section 12.03(b).
“Early Stability Step-In Right” shall have the meaning set forth in Section 12.02(b).
“Early Stability Triggering Event” shall have the meaning set forth in Section 12.01(a).
“Effective Date” shall have the meaning set forth in the Preamble.
“EOL Policy” shall have the meaning set forth in Section 2.20.
“EOL Product” shall have the meaning set forth in Section 2.20(a).
“EOL Support Period” shall have the meaning set forth in Section 2.20(b).
“Epidemic Defect” shall have the meaning set forth in Section 2.23.
“Epidemic Defect Notice” shall have the meaning set forth in Section 2.25.
“Escrow” shall have the meaning set forth in Section 9.13.
“Escrow Costs” shall have the meaning set forth in Section 9.13.
“Escrow Materials” shall have the meaning set forth in Section 9.13.
“European Business” shall mean the distribution, marketing and sales of Products and Associated Services in the Territory.
“Existing Territory” means the countries in which Supplier currently supplies the Arlo Catalog Products as at the Effective Date, as follows: the United States of America, Canada, Mexico, Australia, Hong Kong, Japan, Korea, New Zealand, Singapore, Taiwan, the United Kingdom (including, for clarity, its constituent parts), Ireland, Germany, Austria, France, Switzerland, Spain, Italy, Norway, Denmark, Finland, Netherlands, and Belgium.
“Expiration Date” shall have the meaning set forth in Section 11.02.
“Feedback” shall have the meaning set forth in Section 4.09.
“Fees” means the Product Payments, the Total Commitment, the Annual Commitment, the fees for Development Services set forth in Section 4.05 and the fees for Associated Services set forth in Section 5.02, together with any other payments required to be paid by Customer to Supplier under this Agreement.
“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf) and which by the exercise of reasonable diligence and prudence the Party affected was unable to prevent, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources. For the avoidance of doubt, the following shall not be deemed Force Majeure events: general adverse changes or fluctuations in the markets in which Supplier operates; financial distress or insufficient financial capability of Supplier to perform the Purchase Order or Statement of Work; storms, floods and failures of energy sources the effects or extent of which would have been mitigated by reasonable diligence and prudence; or events involving a previous or existing condition known by the Party affected by the event at or before the acceptance of a Purchase Order or Statement of Work date.
“GDPR” shall have the meaning set forth in Section 2.18.
“Good Industry Practice” means the exercise of the degree of skill, care and diligence expected from an expert and experienced supplier of products and services the same as or similar to the Products, the Development Services and the Associated Services.
“Governance Committee” shall have the meaning set forth in Section 7.04.
“Governmental Authority” means any United States, supranational or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.
“Grace Period” shall have the meaning set forth in Section 2.13.
“Hardware Contribution Margin” means (i) Customer’s gross shipments less returns, multiplied by Customer’s standard margin, minus (ii) marketing expenses and minus (iii) sales and marketing operating expenses (in each case, calculated with respect to the European Business).
“Indebtedness” means: (a) any indebtedness for borrowed money; (b) any obligations evidenced by notes, bonds, debentures or similar contracts to any Person other than Supplier or any of its Subsidiaries; (c) any obligations in respect of letters of credit or bankers acceptances; and (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person other than Supplier or any of its Subsidiaries (other than in any case, accounts payable to trade creditors, accrued liabilities, deferred revenue and operating leases incurred in the ordinary course of business and non-current liabilities).
“Indemnified Party” shall have the meaning set forth in Section 15.03.
“Indemnifying Party” shall have the meaning set forth in Section 15.03.
“Initial Term” shall have the meaning set forth in Section 11.01.
“Insolvency Event” means the occurrence of any of the following: (i) Supplier or any of its Material Subsidiaries (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law nor or hereafter in effect, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in clause (ii) below, (C) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for Supplier or any of its Material Subsidiaries for a substantial part of its assets, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing; or (ii) upon the commencement of an involuntary case against Supplier or any of its Material Subsidiaries or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of Supplier or any of its Material Subsidiaries or its or their debts, or of a substantial part of its or their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect, provided, that such involuntary proceeding in this clause (ii) is not dismissed within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding.
“Integration Services” shall have the meaning set forth in Section 5.01(a).
“Intellectual Property” means all rights associated with the following: (a) patents and applications therefor, utility models and applications therefor and statutory invention registrations (including any continuations, continuations-in-part, divisionals, reissues, renewals, foreign counterparts or modifications for any of the foregoing); (b) trade secret rights, rights in know-how and all other rights in or to confidential business or technical information; (c) copyrights in works of authorship of any type (including copyrights in Software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto; and (d) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. For clarity, “Intellectual Property” does not include any rights in Trademarks.
“Joint Roadmap” shall have the meaning set forth in Section 7.01.
“Late Stability Backstop Services” shall have the meaning set forth in Section 12.03(e).
“Late Stability Ramp Down Period” shall have the meaning set forth in Section 12.03(e)(ii).
“Late Stability Step-In Right” shall have the meaning set forth in Section 12.02(c).
“Late Stability Triggering Event” shall have the meaning set forth in Section 12.01(b).
“Law” means any law, treaty, statute, ordinance, rule, code or regulation of a Governmental Authority.
“Licensed Feedback” shall have the meaning set forth in Section 4.09.
“Liquidity Ratio” means the ratio of (i)(a) Unrestricted Cash and Short Term Investments plus (b) undrawn revolving credit facilities or lines of credit of Supplier, to (ii) (a) the sum of (1) the aggregate amount of projected capital expenditures and working capital requirements of Supplier for the next rolling twelve (12) month period, plus (2) the aggregate principal amount of cash payments with respect to interest and other required payments, in the form of amortization or otherwise, on all Indebtedness of Supplier for the next rolling twelve (12) month period, and without duplication, the aggregate principal amount of all Indebtedness of Supplier outstanding on the applicable date having a remaining term to maturity of one year or less, plus (3) the aggregate amount of actual and projected cash tax payments of Supplier for the next rolling twelve (12) month period minus (b) Supplier’s LTM EBITDA, in each case (other than with respect to LTM EBITDA) with such calculation of capital expenditure projections, working capital projections, debt service, tax payment and/or similar cashflow forecasts in this definition as prepared in good faith and consistent with similar capital expenditure projections, working capital projections, debt service, tax payment and similar cashflow forecasts presented to the board of directors or senior management of Supplier in the ordinary course of business.
“Losses” means any and all losses, damages, liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses).
“LTM EBITDA” means, as of any date of determination, with respect to the four fiscal quarters most recently ended for which financial statements are available, the sum (for purposes of such calculation, not to be less than zero) for such four fiscal quarters of (1) net income as reflected on a statement of operations prepared on a consolidated basis in accordance with generally accepted accounting principles as ordinarily applied by Supplier plus (2) (i) provisions for taxes based on income, profits, losses or capital of Supplier and its Subsidiaries for such quarter, (ii) interest expense and (iii) depreciation and amortization (including, without limitation, amortization of intangibles), (iv) stock-based compensation, in each case (x) without duplication, (y) solely to the extent such amount was deducted in calculating such net income and (z) solely with respect to the applicable quarter. Solely for purposes of calculating EBITDA for periods containing fiscal quarters ended prior to the date hereof, EBITDA for the fiscal quarters ended December 31, 2018, March 31, 2019 and June 30, 2019 shall be $[***], $[***] and $[***], respectively.
“LTM Gross Margin” means, as of any date of determination, with respect to the four fiscal quarters most recently ended for which financial statements are available, the sum (for purposes of such calculation, not to be less than zero) for such four fiscal quarters of (1) consolidated revenue less (2) cost of goods sold, in each case as reflected on the statement of operations prepared on a consolidated basis in accordance with generally accepted accounting principles as ordinarily applied by Supplier. Solely for purposes of calculating gross margin for periods containing fiscal quarters ended prior to the date hereof, gross margin for the fiscal quarters ended December 31, 2018, March 31, 2019 and June 30, 2019 shall be $[***], $[***] and $[***], respectively.
“Markup” means either the Verisure Developed Products Markup or the Arlo Catalog Products Markup.
“Material Adverse Effect” means (x) any effect, event, change, development, occurrence, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the assets, business or financial condition of Supplier and its Subsidiaries, individually or taken as a whole, and/or (ii) the ability of Supplier or any of its Subsidiaries, as applicable, to perform their respective obligations under this Agreement in a timely manner or (y) the Liquidity Ratio is less than [***] and Supplier’s
Unrestricted Cash and Short Term Investments plus undrawn available lines of credit are below $[***].
“Material Subsidiary” means any Subsidiary of Supplier that (a) has any Indebtedness that is material in relation to Supplier and its Subsidiaries, taken as a whole, (b) guarantees any material Indebtedness of Supplier or any other Material Subsidiary, (c) is party to any contract, lease or license that is material in relation to Supplier and its Subsidiaries, taken as a whole, (d) is the employer to a material number of employees of Supplier and its Subsidiaries, taken as a whole, (e) is otherwise material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Supplier and its Subsidiaries, taken as a whole, or (f) any Subsidiary which meets any of the following conditions: (A) the Supplier and its other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of the Supplier and its Subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed combination between entities under common control, this condition is also met when the number of common shares exchanged or to be exchanged by the Supplier exceeds 10 percent of its total common shares outstanding at the date the combination is initiated); (B) the Supplier and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent (10%) of the total assets of the Supplier and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (C) the Supplier’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes of the Subsidiary exclusive of amounts attributable to any non-controlling interests ten percent (10%) of such income of the Supplier and its Subsidiaries consolidated for the most recently completed fiscal year.
“Minimum Annual Commitment” shall have the meaning set forth in Section 8.03.
“Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness as reflected on a balance sheet prepared on a consolidated basis in accordance with generally accepted accounting principles as ordinarily applied by Supplier less the aggregate amount of Unrestricted Cash and Short Term Investments; provided that, for purposes of this definition, total liabilities will be calculated without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard or similar principle or guidance having a similar result or effect) to value any indebtedness or other liabilities at “fair value”.
“New Product” shall have the meaning set forth in Section 2.28.
“Non-Defective Product” shall have the meaning set forth in Section 2.22(e).
“ODMs and Original Suppliers” means all original design manufacturers of Supplier from time to time (including, without limitation, Foxconn and Pegatron).
“Open Source Software” means Software for which the Source Code is generally made publicly available, and that is licensed under the terms of various published open source Software license agreements or copyright notices accompanying such Software.
“Party” means Supplier and Customer individually, and “Parties” means Supplier and Customer collectively, and, in each case, their permitted successors and assigns.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization or other single entity.
“Personnel Lists” shall have the meaning set forth in Section 5.04.
“Prepayments” shall have the meaning set forth in Section 8.01.
“Product Addendum” shall have the meaning set forth in Section 2.01.
“Product Information” shall have the meaning set forth in Section 2.19(a).
“Product Invoice” shall have the meaning set forth in Section 8.06.
“Products” shall have the meaning set forth in the Recitals.
“Product Payments” shall have the meaning set forth in Section 8.02.
“Project Leader” shall have the meaning set forth in Section 4.02(a)(iv).
“Purchase Order” means a request for Products that has been made by a Customer Entity.
“Records” shall have the meaning set forth in Section 6.01.
“Relationship Manager” shall have the meaning set forth in Section 7.02(a).
“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.
“Services Invoice” shall have the meaning set forth in Section 5.03.
“Software” shall mean any firmware, end user software, driver software, interface (including graphical user interface) software, operating software or other software program.
“Source Code” shall mean the human-readable source code for the applicable Software, as appropriate, in the appropriate programming language, and which shall contain sufficient narrative so as to reasonably enable a Software programmer having average skill and ability in computer application programming to understand, maintain and modify the source code.
“Specification” means a Product and/or Development Services specification set out in the relevant Statement of Work and any other specifications and amendments agreed in writing between the Supplier and the Customer from time to time.
“Statement of Work” or “SOW” shall have the meaning set forth in Section 4.02.
“Step-In Rights” shall have the meaning set forth in Section 12.02(c).
“Subsidiary” or “Subsidiaries” of Customer, Supplier or any other Person means any corporation, partnership or other legal entity of which Customer, Supplier or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Supplier” shall have the meaning set forth in the Preamble.
“Supplier Personnel” means the employees, agents, subcontractors, suppliers and invitees of the Supplier engaged, or due to be engaged, in carrying out, or required to carry out, the Supplier’s obligations under the Agreement.
“Supplier Services Manager” shall have the meaning set forth in Section 7.02(b).
“Supplier SOW Technology” shall have the meaning set forth in Section 4.02(a)(ix).
“Supply Ramp Down Period” shall have the meaning set forth in Section 12.03(a)(ii).
“Supply Triggering Event” means the termination of, or Supplier’s notification of its intent to terminate, the supply of the Verisure Developed Products by Supplier to Customer for any reason, unless (i) in accordance with the terms hereof or (ii) Customer has provided its prior written consent for such termination.
“Support Agreement” shall have the meaning set forth in Section 12.01(b)(iii).
“Technical Manufacturing Information” means the manufacturing information, process and technology used by Supplier or its sub-contractors to design, develop, test or manufacture the Product including, but not limited to: (i) specifications, Software, schematics, designs, patterns, drawings or other materials pertinent to the most current revision level of manufacturing and assembly of the Product, including any mask work and topography information and product release notes; (ii) detailed component information; (iii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iv) jig, fixture and tooling designs; (v) Supplier history files; (vi) support documentation; and (vii) any additional technical information or materials specified in a Product Addendum.
“Termination Backstop Services” shall have the meaning set forth in Section 12.03(a).
“Termination Event” shall have the meaning set forth in Section 11.03(a).
“Territory” shall mean all the countries and jurisdictions in the European continent, including, without limitation, Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Montenegro, The Netherlands, North Macedonia, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, the United Kingdom (including, for clarity, its constituent parts) and Vatican City.
“Testing Materials” shall have the meaning set forth in Section 2.22(e).
“Total Commitment” shall have the meaning set forth in Section 8.03.
“Trademarks” means trademarks, trade names, service marks, service names, trade dress rights, domain names, social media identifiers, URLs, IP addresses, IP address ranges and websites and similar designation of origin, in each case whether registered or unregistered, and all goodwill symbolized thereby and associated therewith.
“Triggering Events” shall have the meaning set forth in Section 12.01(b).
“Unavailability” shall have the meaning set forth in Section 2.03.
“Unrestricted Cash and Short Term Investments” means cash, cash equivalents and short term investments, in each case as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with generally accepted accounting principles as ordinarily applied by Supplier.
“VDP License” shall have the meaning set forth in Section 9.04.
“Verisure Developed IP” shall have the meaning set forth in Section 9.02.
“Verisure Developed Products” shall have the meaning set forth in the Recitals.
“Verisure Developed Products Markup” means, for Verisure Developed Products, a markup of [***] percent ([***]%).
“Verisure Security Business” shall have the meaning set forth in the Recitals.
“Volume Forecast” shall have the meaning set forth in Section 2.02.
“Warranty Period” shall have the meaning set forth in Section 2.22(d).
ARTICLE II

SUPPLY
Section 2.01    Arlo Catalog Products to be Provided. Subject to the terms and conditions of this Agreement, including that Supplier has reasonably determined that such products may be made available outside of the Existing Territory in accordance with Section 2.19, the Arlo Catalog Products supplied to the Customer Entities during the term of this Agreement shall include all products that Supplier provides to its partners, resellers, distributors, retailers and other channels, but at a minimum, Supplier shall supply the products and services set forth in Schedule 2.01 herein (the “Product Addendum”).
Section 2.02    Volume Forecasts. Customer shall provide to Supplier, within the first [***] of the month, in an agreed format, a rolling forecast of the quantity of the Products it requires, by [***], for the following [***] and the approximate dates on which it will require the Products to be supplied (the “Volume Forecast”).

(a)
The Volume Forecast will only be binding in respect of those components that require more than [***] to be delivered at the manufacturing facility, as certified by Supplier on a [***] basis (the “Long Lead Time Components”);

(b)	Supplier shall not allocate any Long Lead Time Components to any customer other than Customer until Customer places the relevant Purchase Order;

(c)
In the event Customer places a Purchase Order that is below the Volume Forecast, Customer will be liable for the Long Lead Time Components applicable to such Purchase Order; provided that Supplier takes all commercially reasonable steps to mitigate the effects of such long lead times, including, without limitation (i) using the components that were purchased by Supplier for, but are no longer required by, Customer, in products for other customers of Supplier; (ii) reselling the Long Lead Time Components to its own suppliers and (iii) allocating such Long Lead Time Components to future orders by Customer;

(d)
Provided that Supplier has taken the mitigating steps set forth above and such Long Lead Time Components remain unused or unsold, Customer will pay such unused or unsold Long Lead Time Components at cost within [***] of receiving the invoice from Supplier; and

(e)	Customer will be able to order up to [***] percent ([***]%) more of the Volume Forecast (“Increased Forecast”) and Supplier shall use commercially reasonable efforts to accommodate such increase.
Supplier will provide all information related to manufacturing component lead times promptly after it becomes available and the Parties will work together in good faith to optimize lead times.
Section 2.03    Supply of Products. Subject to the terms and conditions of the Agreement, the Supplier shall supply, for the benefit of the Customer and the Customer Entities, such quantities of the Products as set out in the Purchase Order. Supplier shall ensure that it maintains sufficient quantities of the Products to meet the Volume Forecasts provided by the Customer and will use commercially reasonable efforts to fulfil any Increased Forecasts. If at any time during the term of this Agreement the Supplier determines that it will not be able to meet purchase orders received from Customer or any of its other customers for a specific period of time (the “Unavailability”), Supplier shall immediately notify Customer thereof. In connection with the Unavailability, Supplier shall (i) through the third anniversary of the Initial Term, with respect to the fulfillment of products among all of its customers, give Customer the same priority as it gives to its top two customers; and (ii) for the remainder of the term of this Agreement, give Customer a pro rata share of the available Products equivalent to the percentage of Customer’s Product sales as a proportion of Supplier’s total sales in the most recent calendar year.
For clarity, subject to Section 4.04, Supplier may subcontract to an Affiliate the performance of its obligations under this Article 2, including the acceptance, fulfilment and receipt of payment for each Purchase Order.
Section 2.04    Purchase Orders. Customer may, from time to time on its own behalf or on behalf of any Customer Entity, and any Customer Entity may from time to time on its own behalf, order Products from the Supplier by completing and issuing a Purchase Order and submitting it to the Supplier in accordance with the procedure detailed in this Section 2.04. Each Purchase Order shall:

(a)	be given in writing (whether air mail or electronic form);

(b)	where relevant specify:

(i)	the type, price, currency and quantity of any Products ordered; and

(ii)	the requested Delivery Date(s) and Delivery Location for such Products;

(c)	contain an order number; and

(d)	specify the registered name, tax identification number and address of the Customer Entity to be invoiced by the Supplier for the Fees.
Section 2.05    Acceptance. The Supplier shall notify the relevant Customer Entity promptly, and in any event within five Business Days of receiving a Purchase Order, whether or not it accepts the Purchase Order and, if it accepts the Purchase Order, the Delivery Date. Supplier will not reject a Purchase Order that: (i) is consistent with the Volume Forecast; and (ii) has a delivery date that is at least [***] (for sea freight to the Delivery Locations set forth on Section 2.07 herein) or [***] (for air freight) from the date of the Purchase Order; provided that Supplier may reject Purchase Orders with a delivery date that cannot be met entirely because of exceptional or unforeseen circumstances, in each case, that are outside of Supplier’s control. Failure to issue a written Purchase Order rejection within such period shall be deemed an acceptance of the Purchase Order on the terms set out therein. Supplier will use commercially reasonable efforts to accept Purchase Orders for Increased Forecasts. Upon acceptance or deemed acceptance of a Purchase Order in accordance with this Section 2.05, Supplier shall be bound to supply and perform, and the Customer (or, without limiting Section 8.07(c), the relevant Customer Entity) shall be bound to purchase, the relevant Products. Attached as Schedule 2.05 is a list, as of the Effective Date, of all Customer Entities that may be issuing Purchase Orders. Customer may amend Schedule 2.05 from time to time by written notice to Supplier.
Section 2.06    Purchase Order Cancellation. A Customer Entity which has placed a Purchase Order for Products which has been accepted by Supplier may not cancel such Purchase Order.
Section 2.07    Purchase Order Product Fulfilment. Supplier shall deliver the Products to or make the Products available for collection from, the Delivery Location by or on the Delivery Date(s). The Delivery Locations as of the Effective Date are:
(a)    for all Products to be marketed and sold via the retail channel: Moerdijk, The Netherlands; and
(b)    for all Products to be marketed and sold via the Verisure Security Business: Guadalajara (Madrid area), Spain.
The Delivery Locations may change at Customer’s sole discretion, provided: (i) the Delivery Location remains in the Territory; (ii) Customer has given Supplier advance written notice of such change; and (iii) for Purchase Orders accepted after such notice, Supplier has a ninety (90) day period to shift all deliveries to the new location. In the event a Party wants to add an additional Delivery Location, the Parties will discuss in good faith the possibility of the same.
Section 2.08    Packaging and Handling. Supplier shall properly pack, mark and ship Products as instructed by Customer and otherwise in accordance with applicable Law and industry standards, and shall provide Customer with shipment documentation showing the purchase order number, the quantity of pieces in shipment, the number of cartons or containers in shipment, the bill of lading number and the country of origin. Further, Supplier shall:
(a)    where reasonably required by the relevant Customer Entity, remove all packaging and leave the Delivery Location clear of waste;
(b)    label the Products, packaging, master boxes and pallets in accordance with the reasonable instructions of the relevant Customer Entity and any applicable regulations or requirements of any applicable carrier, and properly packed and secured so as to protect them from loss or damage in accordance with Good Industry Practice and to ensure they reach their destination in an undamaged condition. Supplier shall ensure that a packing note quoting the Purchase Order number accompanies each delivery or consignment of the Products and is displayed prominently on all packages; and
(c)    Supplier will promptly provide to the relevant Customer Entity all reasonable assistance to help facilitate the importation of the Products and take all reasonably necessary action to assist Customer in ensuring the Products are granted prompt customs clearance.
Section 2.09    Surplus. Unless otherwise agreed between the Parties in writing, no Customer Entity will have any liability to pay for, and any Customer Entity may refuse, any surplus Products delivered by the Supplier. Any surplus Products shall be collected by the Supplier at the Supplier’s cost promptly following a request by the Customer Entity.
Section 2.10    Transfer of Title and Risk of Loss. Supplier shall be responsible for arranging and paying all shipping, insurance and export costs related to the freight of the Products under DDU (Incoterms 2010) to the Delivery Location, unless otherwise agreed upon by both Parties on a shipment by shipment basis. For the avoidance of doubt, Customer shall be responsible for performing customs clearance and paying all relevant customs and import duties and inspection costs associated with the delivery of the Products to the Delivery Location. Title to the Products will pass on to the Customer at the Delivery Location. Risk in any Products rejected by the Customer pursuant to Section 2.15 hereof shall pass back to the Supplier once the Supplier has collected the rejected Products pursuant to Section 2.15, and risk in any surplus Products shall pass back to the Supplier on the earlier of (i) at the point of Supplier’s collection of the same at the Delivery Location; and (ii) [***] from the date Supplier receives Customer’s notice to collect the Products from the Delivery Location.
Section 2.11    Price List. Supplier’s price list will include DDU pricing, assuming sea freight and associated lead times; provided that Customer may request air shipments in the Purchase Order provided that Customer promptly pays any incremental cost as a result of the change from sea to air freight. Supplier shall, on a quarterly basis, request quotes from third party vendors on freight pricing and, where there has been a change in price, provide Customer with such quotes. The Parties will compare such quotes and discuss freight pricing on each meeting of the Governance Committee, and the Parties may revisit the use of DDU depending on the results of such discussion.
Section 2.12    Meeting Delivery Date. Supplier shall notify the relevant Customer Entity promptly after receipt of a Purchase Order if the requested Delivery Date(s) for the Products will not be met and shall propose an alternative Delivery Date. Further:
(a)    Supplier shall use commercially reasonable efforts to meet the Delivery Date(s);
(b)    Unless otherwise specified in the Purchase Order or otherwise agreed in writing by the Parties, no Customer Entity shall be required to accept delivery in instalments, outside its respective normal business hours as notified to the Supplier from time to time, or from or at a location different from the Delivery Location. The Customer Entity shall have no liability to the Supplier in respect of any Products delivered to or made available for collection at any location different from the Delivery Location and any such Products shall be collected by the Supplier at the Supplier’s cost promptly following a request by the Customer Entity.
Section 2.13    Delayed Delivery. If the Supplier is unable for any reason to deliver the Products by the Delivery Date, the Customer Entity may, after the passage of [***] after the Delivery Date (“Grace Period”), deduct from the Fees the following rate for each week of delay after the Grace Period until the actual delivery of all such Products:

Amount payable per week of delay after the Grace Period
[***]% of the value of order.
Customer’s ability to deduct from the Fees under this Section 2.13 shall be capped in relation to each order of Products at [***]% of the value of that order, unless otherwise agreed by the Parties. The Fee reduction set out in this Section 2.13 is Customer’s sole and exclusive remedy in the event of a delivery of the Products after the Delivery Date.
[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
Section 2.14    Quality Standards; Inspections and Acceptance Testing. Supplier shall meet or exceed (i) Supplier’s current quality standards for the Arlo Catalog Products, and (ii) the quality standards for the Verisure Developed Products to the extent set out in the relevant Statement of Work or as otherwise mutually agreed in writing. Supplier, or its designee, shall perform quality inspections of the Products before shipment and will certify inspection results in the manner reasonably requested by Customer or otherwise in accordance with industry standards. Further:
(a)    subject to the provisions of Section 2.14(b), the Customer Entity may reject any Product which it reasonably considers does not conform to the Specifications or this Section 2.14.
(b)    The Customer shall have the right to inspect the Products upon arrival at the Delivery Location.
(c)    Any inspection, testing, checking, rejection or approval made, carried out or given by or on behalf of the Customer shall not relieve the Supplier from any obligation under this Agreement nor prejudice any of the powers or remedies of any Customer Entity.
(d)    Without prejudice to the foregoing, if a Statement of Work specifies any additional acceptance tests and/or other acceptance procedures applicable to the Products, the Supplier shall comply with its obligations relating to such acceptance testing and/or other acceptance procedures as stated in the relevant Statement of Work.
(e)    If, as a result of such inspection and/or review of samples under Section 2.14(a) and/or as a result of any additional acceptance testing and/or other acceptance procedures pursuant to Section 2.14(d), the Customer is not satisfied (acting reasonably) that the Products will conform in all respects with this Agreement and the Customer so informs the Supplier, the Supplier shall promptly take all steps necessary to ensure conformance.
(f)    Supplier shall supply Customer in good time with any instructions or other information necessary for acceptance of Products.
Section 2.15    Products which are not Acceptable. Customer may at any time within [***] following the point of inspection reject any Products which, in the reasonable opinion of the Customer, do not conform to this Agreement. A failure by Customer to reject the Products within the [***] shall be deemed an acceptance of such Products. Subject at all times to Supplier’s right to dispute Customer’s rejection in accordance with Section 2.15(e) below:
(a)    the Customer Entity shall notify the Supplier in writing of any defect by reason of which the Customer Entity alleges that the Products delivered are not in accordance with the relevant Specification;
(b)    if the Customer Entity rejects any Products which are “dead on arrival” or otherwise damaged or not in accordance with the relevant Specification, the Supplier shall at its sole cost and risk and if requested by the Customer Entity:
(i)    collect the rejected Products from the Customer Entity promptly (and in any event within [***] of receiving notice from the Customer or any other Customer Entity requiring it to do so); and
(ii)    promptly, and in any event within [***] of receiving a notice of rejection from the Customer Entity, supply replacement Products which are in accordance with the relevant Specification;
(c)    If the Supplier fails to collect rejected Products in accordance with Section 2.15(b)(i) above, the Customer Entity shall be entitled to dispose of such Products or return them to the Supplier (and where Products are returned, the Supplier shall accept the return of such Products), and the Supplier shall promptly reimburse the Customer Entity’s reasonable costs of doing so;
(d)    If the Supplier fails to supply replacement Products in accordance with Section 2.15(b)(ii), the Supplier shall, at the Customer Entity’s request, refund to the Customer that part of the Fees attributable to the Products concerned; and
(e)    If there is any difference of opinion between the Parties as to whether any Products supplied by the Supplier are in accordance with the relevant Specification, the matter shall, at the request of either the Supplier or the Customer, be determined in accordance with Section 16.01.
Section 2.16    Tooling; Refurbished Products. Customer will have the right to purchase from Supplier relevant tooling and test equipment for Products to support reverse logistics processes and for Customer to perform testing within its own logistics centers. Customer will have the right to purchase plastics and packaging from Supplier at cost for purposes of refurbishing Products.
Section 2.17    Product Requirements. Supplier shall ensure that the Products (other than any Background IP provided by Customer) comply with applicable Law, including regulatory requirements, and with any standards, certification and marking requirements set out in the relevant Product Addendum or Statement of Work. Supplier shall have procedures in place as required to demonstrate that it takes all necessary precautions and exercises all due diligence to satisfy all standards and certifications relating to safety, legality and quality; and applicable Laws. To the extent it is within Supplier’s control after commercially reasonable efforts, Supplier shall ensure that its own suppliers are subject to equivalent obligations to take all necessary precautions and exercise all due diligence to those set out in this Section 2.17.
Section 2.18    Security and Data Privacy.
(a)    The Parties will establish collaborative processes to ensure compliance with applicable licenses and regulation, including in relation to the EU General Data Protection Regulation or (as the context permits) the General Data Protection Regulation as adopted in the United Kingdom pursuant to the European Union (Withdrawal Act) 2018 (collectively, “GDPR”) and other data privacy regulation. This collaborative process will adhere to GDPR rules and other data privacy rules and be mutually agreed upon by the Parties to maximize data protections, end user privacy, and data security while enabling the fulfilment of the end user features across the companies’ infrastructure and products. This may include updates to end user licenses, privacy statements, and other agreements. The Parties will also collaborate on processes for data requests, “right to be forgotten” requests, and other related procedures. Moreover, the provisions of Schedule 2.18 shall apply and Supplier agrees to abide by the same.
(b)    In furtherance of Supplier’s obligation to comply with applicable Law, Supplier shall ensure that, in designing the Products, it takes into consideration the impact of privacy Laws and regulatory standards on the use of the Products within the Territory. Customer may submit to Supplier any privacy enhancing features for the Products, and Supplier agrees to consider such features in good faith.
Section 2.19    Production and Technical Manufacturing Information Records. Supplier shall provide Customer with all technical documentation on the Products and related testing required for Customer to comply with its own regulatory requirements where Supplier has agreed in its reasonable discretion to distribute a Product outside of the Existing Territory; provided that in each case requirements that are specific to the Verisure Developed Products shall be the Parties’ joint responsibility. Customer shall provide advance notice of any new countries for which Supplier needs to obtain product certification, Supplier agrees to take commercially reasonable efforts to achieve such certifications, and any out-of-pocket costs required for such new certifications shall be assumed by Customer. Further, only to the extent necessary for Customer to comply with regulatory requirements:
(a)    On or before each Delivery Date for any Product, the Supplier shall provide the Customer with all required Technical Manufacturing Information and other information relating to the Product (“Product Information”), as applicable, in English.
(b)    On or before each Delivery Date for a new or modified Product, the Supplier shall provide the Customer with updates to the Technical Manufacturing Information and Product Information and all other information reasonably required, in English (or if required by Customer, in other languages), to the extent required for the preparation of user and technical materials to make available with the relevant Product.
(c)    The Supplier shall keep the Technical Manufacturing Information and Product Information referred to in this Section 2.19 for a minimum period of ten years from the time it is first provided to the Customer. During this period the Supplier shall, at the request of the Customer, provide the Customer with further copies of such Technical Manufacturing Information and Product Information on request.
Section 2.20    End Of Life Arlo Catalog Products. Supplier is permitted to discontinue the supply of any Arlo Catalog Product during the term of this Agreement in accordance with its end-of-life policy (as updated by Supplier from time to time) (“EOL Policy”). Schedule 2.20 sets forth Supplier’s EOL Policy as of the Effective Date. Supplier shall provide Customer with any updates to its EOL Policy throughout the term of this Agreement.
One-Time Buy. Supplier shall give Customer the opportunity to place an order for the remainder of its stock of any Arlo Catalog Product that Supplier has discontinued pursuant to its end-of-life policy for distribution in the Territory only (“EOL Product”) upon terms and timing to be agreed.
(a)    Support Period. Supplier shall continue to support any EOL Product until the later of (i) the end of the Warranty Period for the last such EOL product sold and (ii) the longest period for which Supplier supports any other EOL Product (the “EOL Support Period”).
(b)    Quality of Support. During the EOL Support Period, Supplier shall provide support for any EOL Product at a level of service and in a manner consistent with how Supplier provides or conducts such services (or similar services) as of the date of sale of the last such EOL Product.
(c)    Security Patch. If a security issue arises with respect to any EOL Product, Supplier shall provide a security patch to Customer at Customer’s reasonable request during the term of this Agreement or, if outside of the term of this Agreement, under the Backstop TSA.
Section 2.21    Product Recalls. In the event that the Supplier issues a Product withdrawal or recall, the Supplier acknowledges that Customer may have to re-inspect batches of the same Product previously supplied which may give rise to rejection notes in respect of Products in the distribution centers of the Customer Entities. Supplier shall provide all necessary assistance required by the Customer Entities for the purposes of identifying Products potentially affected by the withdrawal or recall notice, and the Supplier shall, subject to the liability cap set out in Section 15.04, reimburse Customer for (i) the costs incurred in respect of any visits to sites where the Products are installed; (ii) the costs of removing the Products from the installed sites; (iii) the costs of procuring and installing replacement products; (iv) transportation costs; and (v) costs of testing, shipment and any additional required inspections, provided that Customer can demonstrate it could not reasonably have avoided such costs by acting in accordance with established market practice or by taking all reasonable steps to monitor and mitigate such costs.
Section 2.22    Other Supply Chain Terms.
(a)    Open Book Arrangement. With respect to the supply of Products and the provision of Associated Services to Customer, Supplier shall provide an open book arrangement, providing Customer with full transparency on costs to the same level of detail as managed internally within Supplier.
(b)    Cost Reduction. Without limiting the Total Commitment and the Minimum Annual Commitment or Supplier’s guaranteed margins, the Parties will use their reasonable best efforts to achieve a [***] percent ([***]%) year-over-year landed cost reduction for each Product, taking into account total combined cost implications for both Parties.
(c)    Working Capital Forecasts. Supplier shall provide [***] rolling working capital forecasts to Customer.
(d)    Warranty/Returns. Supplier’s product warranty shall include that, for a period of [***] (unless a longer time period is requested by Customer for specific models and/or channels in which case Customer will assume such additional costs) from the date that the Products arrive to the Delivery Location (the “Warranty Period”), the Products shall: (i) be free from defects in materials and workmanship; and (ii) conform to the relevant Product Addendum and the relevant Specification.
(e)    Testing Materials. Supplier will, promptly after the Effective Date, and as required during the term of this Agreement, deliver to Customer all tools, materials, supplies and documentation necessary or reasonably required for the inspection and testing of Products (“Testing Materials”), in each case to be sold to Customer at cost. Supplier shall also provide maintenance services in respect of the Testing Materials where reasonably required, at Supplier’s then-current standard services rates. Customer shall bear the responsibility to test and inspect Products to determine whether such Products fail to comply with the warranties in this Section. If Customer reasonably determines that any one or more of these warranties is not met during the Warranty Period, the Supplier or its agents shall have the right to inspect such allegedly Defective Product to verify that it is defective and/or to examine the root cause of any defect and, unless the Supplier has reasonably determined that the Product is not a Defective Product (the “Non-Defective Product”) (including providing evidence of such findings) within a reasonable time after receiving the Product, the Supplier shall, at the Customer’s option having regard to the applicable circumstances, either repair, replace or refund (for the sums paid by the Customer Entity for the relevant Product(s)) the Defective Products. The parties shall agree on a Return Merchandise Authorization (RMA) process which shall include, among others, the period of time within which the Supplier shall repair or replace the Defective Products. Supplier agrees to return to Customer any Non-Defective Products, at Customer’s cost, and the Parties will cooperate on the process for such return.
(f)    User Relationship. Customer will be the primary contact for end users and all Parties for whom Customer assumes a direct contractual relationship worldwide in respect of all Level 1 and Level 2 technical support, warranty claims and returns on Products bought from Supplier, including without limitation, retail customers within the Territory. Supplier will be responsible for all support for Arlo Smart Services for incidents that are Level 3 or above as described in the Service Level Agreement.
(g)    Marketing and Advertising Materials. From time to time, at its discretion, Customer may purchase from Supplier, at cost, available advertising, marketing, communication, merchandising and/or display materials, samples and testers related to the Products.
Section 2.23    Epidemic Product Defects. For purposes of this Agreement an “Epidemic Defect” shall be deemed to have occurred if during the relevant Warranty Period:
(a)    more than [***]% of the Products in any one Batch on a rolling [***] basis are Defective Products due to the same or substantially the same defect, in which case all Products in that Batch shall be regarded as being Defective Products; or
(b)    more than [***]% of the Products in any one or more Batches on a rolling [***] basis are Defective Products due to the same or substantially the same defect,

in which case all Products in that product revision shall be regarded as being Defective Products; or
(c)    more than [***]% of the Products on a rolling [***] basis are Defective Products for any reason, in which case all Products in that product revision shall be regarded as being Defective Products.
Section 2.24    Consequences of Epidemic Products. In the event that an Epidemic Defect has occurred, the Supplier shall, subject at all times to the liability cap set out in Section 15.04, reimburse the Customer for all reasonable documented costs and expenses incurred by the Customer or any member of the Customer Entities:
(a)    the costs incurred in respect of any visits by any Customer Entity to sites where the Defective Products are installed;
(b)    the costs of removing the Defective Products from the installed sites and returning them to the Supplier for repair or replacement;
(c)    the costs of reinstalling the repaired or replaced Defective Products at their original locations;
(d)    transportation costs; and
(e)    costs of testing, shipment and any additional required inspections, provided that Customer can demonstrate it could not reasonably have avoided such costs by acting in accordance with established market practice or by taking all reasonable steps to monitor and mitigate such costs.
Section 2.25    Notification and Recovery Plan. In the event that an Epidemic Defect has occurred, the Parties shall implement the following procedure:
(a)    within [***] following the Customer delivering a notice of a suspected Epidemic Defect to the Supplier (an “Epidemic Defect Notice”), the Supplier shall give the Customer an initial response indicating its preliminary plan for diagnosing the Epidemic Defect; and
(b)    within [***] following receipt of an Epidemic Defect Notice the Supplier and the Customer shall diagnose the Epidemic Defect and the Supplier shall propose a recovery plan to:
(i)    correct any possible Epidemic Defects expected to materialize in other Products;
(ii)    eliminate the Epidemic Defect in all continuing manufacture of Products; and
(iii)    put in place an appropriate work-around, as an interim solution, if required to minimize the impact of the Epidemic Defect on the Customer Entities.
The Supplier’s proposed recovery plan shall be subject to the Customer’s prior written approval, which shall not be unreasonably withheld or delayed. If the Customer does not approve the Supplier’s proposed recovery plan the Customer shall propose the required changes, and the Parties shall work together in good faith in order to reach an agreed recovery plan as soon as is practical. Once agreed, the Supplier shall promptly implement the agreed recovery plan.
Section 2.26    Pass-Through Rights. To the extent Supplier or its Affiliates have, or during the term of this Agreement obtain, rights or benefits from any ODMs and Original Suppliers that are more favorable than those provided for in this Agreement, Supplier or the applicable Affiliate will pass on such rights to Customer.
Section 2.27    Provision of Information. The Supplier shall promptly provide the Customer with all information reasonably requested by the Customer relating to the Products, relevant Batches and/or product revisions in order for the Customer to assess whether or not an Epidemic Defect has occurred.
Section 2.28    New Product Launches. In respect of any new Product that Supplier intends to market and sell outside the Territory (“New Product”):
(a)    Supplier shall inform Customer as early as reasonably possible of the plan to launch the New Product as part of the Joint Roadmap sessions, so that Customer can plan and prepare for its launch in the Territory; and
(b)    the Parties will work together to target a release date for the New Product within the Territory, and Supplier shall use commercially reasonable efforts to achieve a target release date within the Territory of [***] after the launch of the New Product in the United States, subject to Supplier determining whether the New Product may be legally made available in each relevant country in the Territory, the applicable certification processes and other factors outside the reasonable control of Supplier.
ARTICLE III

EXCLUSIVITY
Section 3.01    Exclusivity in respect of Arlo Catalog Products. During the term of this Agreement and subject to the terms and conditions hereunder, Customer will have the exclusive (even as to Supplier) right to commercialize and distribute the Arlo Catalog Products in the Territory, for all channels.
Section 3.02    Exclusivity in respect of Verisure Developed Products. Supplier shall not supply (i) Verisure Developed Products or (ii) any products that incorporate any Verisure Developed IP not licensed to Supplier under a Statement of Work to any Person
(including end users) anywhere in the world, during or after the term of this Agreement, and this provision shall expressly survive any termination of this Agreement without time limitation.
Section 3.03    Exclusivity in respect of all Products. Subject to the following sentence, Supplier shall not make, have made, supply or otherwise distribute, whether directly or indirectly, any camera-related products or accessories for sale within the Territory, other than through Customer. Customer acknowledges and agrees that the distribution or supply of Supplier’s camera-related products or accessories by unauthorized third parties (including unauthorized sales or unauthorized resales of Supplier’s camera-related products or accessories on e-commerce platforms) will not be a breach by Supplier of this Section, provided that (i) Supplier refrains from selling the camera-related products or accessories to Persons who Supplier knows or has reason to know are unauthorized; (ii) Supplier does not endorse, support or otherwise facilitate such unauthorized sales and (iii) Supplier takes commercially reasonable efforts to prevent such unauthorized sales; provided that nothing in this Section 3.03 shall require that Supplier insert a prohibition on grey goods sales in its contracts with its own customers if such customers do not accept such provision.

Section 3.01
Supply Exclusivity. During the term of this Agreement and subject to the terms and conditions hereunder, and subject to Supplier meeting its development, supply and material Escrow obligations, Customer will exclusively source Products from Supplier. Customer shall have the right to commercialize camera products, camera accessories and related services sourced from other suppliers, including Customer’s own developed devices and services, anywhere in the world. Solely in respect of the Verisure Security Business, if Customer is planning on sourcing camera products, camera accessories or related services from a third party, Customer will, if reasonable under the circumstances, offer such sourcing opportunity to Supplier prior to offering it to a third party. Notwithstanding the foregoing, Customer shall have discretion on whether to choose Supplier as the vendor for such sourcing and provided, further, that Supplier will not be required to provide Associated Services (as defined below) in respect of any products sourced from a third party.

ARTICLE IV

DEVELOPMENT SERVICES
Section 4.01    Development Services. Effective as of the Effective Date, subject to the terms and conditions of this Agreement, Supplier shall provide to the Customer Entity the following development services (each, a “Development Service” and, collectively, the “Development Services”):
(a)    develop Verisure Developed Products in accordance with specifications agreed in a Statement of Work. [***];
(b)    provide commercially reasonable ongoing development services and provide all levels of support to Customer for the ongoing maintenance and support of the Verisure Developed Products, including bug fixes, patches, updates, upgrades and similar items; and
(c)    provide quarterly updates on plans and key technical resources for Verisure Developed Products and for support of the same.
Section 4.02    Entering into Statements of Work.
(a)    Any Customer Entity may from time to time submit requests for Development Services to be provided by Supplier to such Customer Entity in accordance with the terms and conditions of this Agreement and such other terms as agreed upon by the Parties and set forth in a statement of work (each, a “Statement of Work” or “SOW”). All Statements of Work must be in writing and signed by a duly authorized Representative of each of Supplier and the applicable Customer Entity prior to the commencement of any Development Services under such Statement of Work. Each Statement of Work shall be: (A) deemed to incorporate by reference the terms and conditions of this Agreement, and (B) numbered and dated. Statements of Work will be in the form set forth in Schedule 4.02(a), and will contain the following elements:
(i)    a statement of the scope and objective of the project;
(ii)    a detailed description of the Development Services to be performed;
(iii)    identification of the Deliverables and schedule for delivery;
(iv)    the name of the Person designated by each Party (each, a “Project Leader”) to serve on such Party’s behalf as the primary contact between the Parties for such Development Services;
(v)    the term of such Statement of Work, including any renewal options;
(vi)    the personnel, material or other resources that the Supplier shall provide to enable or support the services and any other of its obligations;
(vii)    the obligations of Customer and its necessary actions required for the development of the Deliverables;
(viii)    a statement of key project assumptions and dependencies;
(ix)    [***];
(x)    provisions regarding Intellectual Property ownership, if different from Section 9.02 herein;
(xi)    identification of applicable export control and government security classifications for the Development Services;
(xii)    description of the features being specifically developed for Customer (the “Customer Specific Features”) under the Statement of Work, if applicable;
(xiii)    the technical specifications for any products resulting from the SOW, as well as standards and certifications applicable to the same, any notice or marking requirements and any other relevant technical information.
(xiv)    such other special provisions as are unique to a specific SOW.
Section 4.03    Replacement of Project Leaders. Except as otherwise mutually agreed to in writing in the applicable Statement of Work, each Party to a Statement of Work may, in its sole discretion, appoint an adequately and similarly qualified new or alternate Project Leader for each Statement of Work to manage its obligations hereunder; provided that any new Project Leader appointed by Supplier requires Customer’s prior written consent, which shall not be unreasonably withheld or delayed. Subject to the foregoing, each Party to a Statement of Work agrees to provide the other Party with written notification if and when such Party appoints a new or alternate Project Leader.
Section 4.04    Subcontracting. Supplier may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) any agreements with such subcontractors conform to the provisions set forth in this Agreement, including in connection with quality, confidentiality and intellectual property; (b) any subcontractor engaged to perform all or part of the manufacturing of the Products that is not currently engaged by Supplier or its Affiliates as of the Effective Date requires Customer’s prior written approval, which shall not be unreasonably withheld or delayed; (c) Supplier shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to Supplier, and no less than a reasonable degree of care and diligence; and (d) Supplier shall in all cases remain primarily responsible for and liable for the performance of all of its obligations hereunder and the actions or omissions of its subcontractors.
Section 4.05    Development Services Pricing. The pricing for the Development Services is as follows:
(a)    Customer will pay Supplier USD 10,000,000 as consideration for the Development Services set forth in [***]. These payments will be made as set forth in Schedule 4.01(a). When the relevant milestone has been achieved, an installment payment is fully vested and non-refundable.
(b)    For Development Services other than set forth in Section 4.01(a) above, Customer will pay [***].
Section 4.06    Dedicated Team. Supplier shall, during the process in which the Parties are agreeing on a Statement of Work, provide Customer with a dedicated core team at Supplier’s premises. Effective as of the Effective Date, Supplier also shall, during the period in which Supplier is providing Development Services under a Statement of Work, provide Customer with a co-located team at Customer’s premises to support integration work with the Customer base station where agreed by the parties in such Statement of Work.
Section 4.07    Key Personnel. Effective as of the Effective Date, Supplier shall maintain a list of key personnel in relation to the Development Services (the “Development Services Personnel List”) and provide such list to Customer on the last Business Day of each quarter.
Section 4.08    EOL of Verisure Developed Products. Supplier shall not discontinue the manufacture of any Verisure Developed Product without Customer’s prior written consent, except that, when the forecasted volumes of any Verisure Developed Product are no longer commercially feasible for Supplier based on Supplier’s supply chain, the parties will discuss in good faith the appropriate resolution through the Governance Committee.
Section 4.09    Feedback. Customer, in connection with the discussion of the Joint Roadmap or as part of its participation in the Development and Quality Control Committee, the Governance Committee or the performance of a Statement of Work, may provide to Supplier suggestions, improvements, feedback or comments regarding the functions, features, performance and other characteristics of the Arlo Catalog Products (collectively, the “Feedback”). [***] Unless the Feedback is designated in advance and in writing as “Customer Feedback IP”, it will be deemed “Licensed Feedback”. [***]. All Feedback is provided AS-IS, without warranties of any kind, and Supplier expressly disclaims all warranties regarding Feedback. For clarity, no license is being granted herein in respect of the Customer Feedback IP.
ARTICLE V

ASSOCIATED SERVICES
Section 5.01    Associated Services. Supplier shall provide the following associated services in connection with the Products (together, the “Associated Services”), for as long as those Products remain installed and operational (whether during the term of this Agreement or thereafter, and this Section 5.01 shall survive any termination of this Agreement) in accordance with the Service Level Agreement set forth on Schedule 5.01 hereto:
(a)    for Verisure Developed Products, work with Customer to integrate the camera experience within the Customer application, including installation and configuration (the
“Integration Services”). Schedule 5.01(a) sets forth more detail on the Parties’ requirements in connection with the Integration Services.
(b)    for Arlo Catalog Products, (i) enable certain functionality (to be agreed with Customer) within the Customer’s application and advanced functionality through the Supplier’s application (e.g., through direct linking between the two applications), and (ii) set up a partnership process to maintain integration going forward;
(c)    [***];
(d)    for all Products, develop and tailor functionalities that are consistent with the Joint Roadmap, as reasonably requested by Customer;
(e)    for all relevant Products, work with Customer to enable the viewing of images obtained from Products by the Customer monitoring centers at the triggering of alarm events;
(f)    for all Products, provide other app, cloud, backend (including data management, R&D and other relevant support services) and related services at Customer’s reasonable request and in accordance with agreed quality and service performance management processes, including enhancing the backend services, in each case consistent with the Joint Roadmap, to better meet Customer’s business requirements;
(g)    provide Customer with access and training on the functionalities and features of Supplier’s Software platform; and
(h)    provide access to and deliver any marketing and sales expertise of Supplier and know-how, training, and merchandising materials developed by Supplier to support the Products, as well as other information, training and materials required for the integration of the Products into the Customer ecosystem.
For the avoidance of doubt, the Associated Services do not include providing technical support directly to Customer’s end users and does not include any services associated with the marketing and promotion of the Arlo IP or Products in the Territory. The Associated Services will generally incorporate Supplier’s global support policies for its own deployed Arlo Catalogue Products. Promptly after the Effective Date, but in any event within ninety (90) days thereof, the Parties will agree on an exhibit to this Agreement that sets forth specific requirements and standards for the Associated Services. The Supplier shall at all times in the performance of the Associated Services have regard to the Parties respective obligations under applicable data protection and privacy Laws and the requirements set forth in Section 2.18 herein.
The Parties agree that the obligations set forth in Sections 5.01(a), 5.01(g) and 5.01(h) will become effective as of the Effective Date
Section 5.02    Associated Services Pricing. Effective as of the Closing Date, Customer will pay a fee for the Arlo Smart Services equal to an amount of the aggregate costs with respect to the cost categories listed in Schedule 5.02 hereof, [***]. However, if such Legacy Customers become a subscriber to Arlo Smart Services after the Closing Date, the markups above will apply to such Legacy Customers from the date their subscription commences. For the avoidance of doubt, Customer will have no obligation to pay for any Associated Service other than those set forth in Section 5.01(c) above.
Section 5.03    Arlo Smart Services Invoicing. Supplier will issue services invoices (each a “Services Invoice”) in arrears to Customer on a monthly basis for any Arlo Smart Services caused during the prior month. Unless the subject of a genuine dispute, correctly issued Services Invoices will be payable by Customer within [***] of receipt of the Services Invoice by Customer. All Service Invoices shall include the VAT registration number of the relevant Parties and the details of the bank account in which payment is to be made and must be sent to the address specified in the relevant Purchase Order, marked for the attention of the accounts department. Unless otherwise agreed in writing between the Parties, the Supplier shall issue all Services Invoices in USD. Any genuine dispute in relation to Services Invoices will be dealt with in accordance with the dispute resolution procedure set forth herein and if a genuine dispute exists in relation to only part of a Services Invoice, Customer shall pay the undisputed amount and the disputed element will be dealt with in accordance with such dispute resolution procedure.
Section 5.04    Key Personnel. Effective as of the Effective Date, Supplier will maintain a list of key personnel in relation to the Associated Services (the “Associated Services Personnel List” and, together with the Development Services Personnel List, the “Personnel Lists”) and provide such list to Customer on the last business day of each quarter.
Section 5.05    Arlo Smart. Customer shall include Arlo Smart Services within the relevant Arlo Catalog Products and, unless specified otherwise in the relevant Statement of Work, Verisure Developed Products. Both Parties will work together on developing and tailoring functionalities as agreed from time to time for the Arlo Smart Services.
Section 5.06    Access; Training. As of the Effective Date, Supplier shall provide Customer with training on the Products and Associated Services, including any business process or material to develop, make available and service the Products, and will share material information and expertise on the same, as more fully set forth in Schedule 5.06 herein, such schedule to be updated by the Parties within [***] from the Effective Date.
ARTICLE VI

RECORD KEEPING AND AUDIT
Section 6.01    Record Keeping. Supplier shall, and shall procure that its subcontractors shall, at all times operate a system of accounting and maintain in accordance with Good Industry Practice complete and accurate records of all actions taken in connection with, and all supporting documentation in relation to, this Agreement and the open book arrangement detailed in Section 2.22(a) (the “Records”). The provisions of this Section 6.01 shall survive any termination of this Agreement for a period of [***], except that, if requested by the Customer in writing, but at all times subject to applicable Law and the internal document retention policies of Supplier, the Supplier shall (a) delete the Records (and any version and copy of any Record) from all computer systems under its control as soon as reasonably practicable; and (b) ensure that Supplier Personnel delete the Records and such items from computers under their control as soon as reasonably practicable. All such destruction and disposal of Records under this Section 6.01 shall be carried out in a controlled and secure manner. Supplier will promptly respond to Customer’s reasonable requests and questionnaires that Customer routinely requests from all of its other suppliers.
Section 6.02    Audit. The Customer and its authorized Representatives may procure an independent and reputable third party auditing firm (“Auditor”) to audit the Supplier’s compliance with the terms of this Agreement in respect of (i) the calculation and charging of the Fees and (ii) any repeated failures of the Supplier to materially comply with the Specifications (“Audit Scope”). The Auditor must maintain confidentiality at all times in connection with the audit consistent with the provisions of Article XIV. The Supplier may not be audited (whether by the Customer or its authorized Representatives) more than once in any [***] period.
(a)    Supplier shall provide the Auditor, on request, during the term of this Agreement and for [***] thereafter, subject to the Customer giving Supplier at least [***] notice and subject to Customer’s reasonable security guidelines with (i) reasonable access to, and copies of, the Records held by it and its approved subcontractors that relate to the Audit Scope; (ii) to the extent it is in Supplier’s reasonable control, reasonable access to all relevant information and premises from which obligations of the Supplier and its approved subcontractors are being or have been or should have been carried out and are necessary to conduct the audit within the Audit Scope.
(b)    At the Customer’s request, if the audit demonstrates a material failure or default from Supplier in complying with the Specifications, the Supplier shall make all reasonable changes required by, and take any other action necessitated by, any audit as soon as reasonably practicable. If the action comprises the correction of a defect in the manufacturing of the Products, the Supplier shall implement the change at no additional charge to the Customer.
(c)    If any audit under this Section 6.02 reveals that the Customer has been materially overcharged, the Supplier shall reimburse to the Customer the amount of the overcharge, plus interest (at a rate of the lesser of [***] percent ([***]%) per month or the highest rate allowed by applicable Law) within [***] of notification by the Customer of the overcharge.
(d)    If and to the extent that any audit reveals that the Supplier has overcharged the Customer and/or any Customer Entity by [***] percent ([***]%) or more of the relevant Fees, the Supplier shall be liable for the costs incurred by the Customer in procuring the Auditor to carry out the audit.
(e)    Any audit, or failure to audit, shall not in any way relieve the Supplier from its obligations under the Agreement.
ARTICLE VII

ROADMAP; GOVERNANCE
Section 7.01    Joint Roadmap.  Upon or promptly after the Effective Date, but in any event no later than [***] thereafter, the Parties shall jointly establish a [***] product and technology roadmap (the “Joint Roadmap”), which shall be updated quarterly for new releases. The Joint Roadmap shall consider both new product introductions (both Verisure Developed Products and new Arlo Catalog Products), as well as changes to, or adaptions of, features of existing Products. The Parties will determine the Joint Roadmap taking into account priorities of Customer and the feedback of other stakeholders in the Territory (e.g., retail partners and others), as well as estimated timelines, projections of commercial viability and availability for future products and services. [***] reviews of the Joint Roadmap shall be conducted via the governance process set forth herein, to ensure that the Parties continue to track to their highest priorities. For the avoidance of doubt, Supplier shall not be obligated to deviate from its standard release plans, as communicated in advance to Customer in writing, other than as specifically agreed at its discretion (a) through the Development and Quality Control Committee or (b) through a Statement of Work.
Section 7.02    Relationship Managers. Promptly after the Effective Date:
(a)    Each Party shall appoint a relationship manager who shall act as the primary liaison between Supplier and Customer for all matters related to this Agreement and shall have overall responsibility for ensuring each Party’s performance of its responsibilities and obligations as set forth in this Agreement (each, a “Relationship Manager”). The Relationship Managers shall serve as co-chairs of the Governance Committee (as defined below), including being responsible for (i) calling and presiding over each Governance Committee meeting; (ii) preparing and circulating the agenda for each such meeting; and (iii) preparing minutes of each such meeting and providing a copy of the minutes to each Governance Committee member within a reasonable period of time after each such meeting.
(b)    Supplier will, promptly after the Effective Date, appoint and designates the service manager, or managers as the case may be (the “Supplier Services Manager”). Customer will, promptly after the Effective Date, appoint and designate the service manager, or managers as the case may be (the “Customer Services Manager”).
(c)    Each Party agrees to notify the other Party of the appointment of a different Supplier Services Manager or Customer Services Manager, as applicable, if necessary, in accordance with the governance procedure set forth in Section 7.04.
Section 7.03    Development and Quality Control Committee. Within thirty (30) days after the Effective Date, Supplier and Customer will establish a development and quality control committee (the “Development and Quality Control Committee”) that shall be comprised of each of the Relationship Managers and three (3) executives or managers of each Party designated by that Party who have relevant experience in the following matters (i) product management; (ii) development and cloud operations; (iii) Software architecture; (iv) Development Services, implementation and delivery; (v) customer support and success; and (vi) partner management. The Development and Quality Control Committee will establish and monitor a development plan, the Joint Roadmap and developmental milestones. The Development and Quality Control Committee will meet at least monthly, either by telephone or in person, during the term of this Agreement and provide monthly reports to the management teams of each Party. The Development and Quality Control Committee shall also:
(a)    ensure open and frequent exchange of information between the Parties regarding the activities under the Joint Roadmap;
(b)    discuss any material technical issues that arise under the Joint Roadmap;
(c)    discuss inventory liabilities and improve customer service;
(d)    review current forecast numbers;
(e)    monitor forecast versus order fill;
(f)    review the development of the Products, agree on upgrades and updates to the Products, review the performance of the Products in the field and agree on maintenance and bug fixes (including prioritization);
(g)    [***];
(h)    [***];
(i)    discuss initiatives to be implemented in application of Section 3.03(iii) herein.
(j)    review key performance indicators and service levels; and
(k)    discuss an operational action improvement plan.
Prior to each meeting of the Development and Quality Control Committee, the Supplier shall provide the Customer with all reasonable information the Customer requests in relation to the Supplier and the Supplier’s performance of the Agreement.
Section 7.04    Governance Committee. Within [***] after the Effective Date, Supplier and Customer shall establish a management team for the relationship (the “Governance Committee”) that shall be comprised of each of the Relationship Managers and [***] of each Party. The Governance Committee will oversee the commercial relationship between the Parties and resolve issues and mediate disputes that arise between the Parties during the course of the relationship. If the Governance Committee is unable to resolve an issue or dispute, it will escalate such issue or dispute to the Chief Executive Officer of each Party. The Governance Committee will meet at least quarterly during the term of this Agreement and provide quarterly reports to each Party’s management teams.
Section 7.05    Replacements. Upon [***] prior written notice to the other Party, a Party may replace any of its respective members of the Development and Quality Control Committee or the Governance Committee with another individual of similar experience and seniority if it determines in its sole discretion that business reasons or ordinary employee turnover require such replacement. Furthermore, each Party may designate a substitute to attend and perform the functions of one of its members at any Development and Quality Control Committee or Governance Committee meeting, in which case such Party shall endeavor to notify the other Party thereof reasonably in advance of that meeting to the extent reasonably practicable. Each Party shall endeavor to minimize turnover with regard to its Development and Quality Control Committee or Governance Committee members to the extent reasonably practicable.
ARTICLE VIII

PAYMENTS
Section 8.01    Prepayments. Customer will pay Supplier USD 20,000,000 on the Closing Date and USD 40,000,000 on the first anniversary of the Closing Date (together, the “Prepayments”). The Prepayments will be secured by (i) a right of offset (or setoff, counterclaim, recoupment or similar right) by Customer accounts payables to Supplier (in the first instance), and (ii) all work-in-progress associated with Products intended for Customer and in transit to the Delivery Location (in the second instance), in each case now owned or at any time hereafter acquired by Customer or in which Customer now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”). Supplier hereby grants a security interest in all Collateral as collateral security for the delivery of the Products corresponding in value to the Prepayments. At such time as the Products corresponding in value to the Prepayments are delivered in full, the Collateral shall be automatically released from the security granted in connection herewith, without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Supplier. At the request of Supplier following such release, Customer shall deliver to Supplier any Collateral held by Customer, and execute and deliver to Supplier such documents as Supplier shall reasonably request to evidence such release, if any.
Section 8.02    Product Payments. Effective as of the Closing Date, Customer will pay Supplier on the basis of the direct relevant production costs of the Products (the current production costs are as set forth in Schedule 8.02 hereof), plus the appropriate Markup (the “Product Payments”). For each year in respect of which Prepayments are made, Customer will pay [***] percent ([***]%) of the full value of each Product Invoice in 2020 and [***] percent ([***]%) of the full value of each Product Invoice in 2021, in each case until an amount equal to the amount of the relevant Prepayment has been reached.
Section 8.03    Minimum Annual Commitment. During the five (5) years commencing on January 1, 2020 (the “Commitment Period”), Customer commits to purchase in total up to USD 500,000,000 (the “Total Commitment”) of Products, with the expectation that such commitment is divided between the two businesses as follows: (i) USD [***] of Products for sale through the Verisure Security Business and (ii) USD [***] of Arlo Catalog Products for sale through other channels in the Territory. By year, Customer commits to the following minimum annual commitment covering both businesses (the “Minimum Annual Commitment”):
Year Minimum Annual Commitment
2020 USD [***]
2021 USD [***]
2022 USD [***]
2023 USD [***]
2024 USD [***]
The Prepayments, the Total Commitment and the Minimum Annual Commitment are each subject to Supplier (i) not undergoing any Late Stability Triggering Event (as defined below) and (ii) continuing to meet its development and supply obligations, provided that Customer’s obligations with respect to the Prepayments, the Total Commitment and the Minimum Annual Commitment will only be suspended for so long as Supplier fails to meet its development and supply obligations. For clarity, the Minimum Annual Commitments are a subset of, and not in addition to, the Total Commitment.
Section 8.04    Cure Right.
(a)    In the event that Customer does not meet a requirement in relation to the Total Commitment or the Minimum Annual Commitment, it will have a cure right whereby it will pay Supplier [***].
(b)    Within the first [***] of each calendar year (starting on January 2021), Customer will: (i) calculate the number of Products that should have been acquired to reach the prior year’s Minimum Annual Commitment but were not acquired; (ii) calculate the relevant Markup in respect of such Products; (iii) calculate the relevant payment that Customer should make pursuant to Section 8.04(a) above; and (iv) make such payment to Supplier in one payment by the end of February of such calendar year.
Section 8.05    Base Margin. Supplier shall be paid a base mark-up of [***] percent ([***]%) during the course of the financial year. To the extent that there is additional mark-up owed to Supplier under the terms of Section 8.02, then any such difference shall be paid to Customer within [***] of the end-of-year audited accounts being published for Customer.
Section 8.06    Invoicing. Supplier will issue product invoices (each a “Product Invoice”) upon delivery of the Products to the Delivery Location (DDU (Incoterms 2010)). Unless the subject of a genuine dispute, correctly issued Product Invoices will be payable by Customer within [***] of receipt of the Product Invoice by Customer. All Product Invoices submitted in relation to Purchase Orders must bear the relevant Purchase Order number and contain any other information required to be provided as set out in the relevant Product Addendum. All Product Invoices shall include the VAT registration number of the relevant Parties and the details of the bank account in which payment is to be made and must be sent to the address specified in the relevant Purchase Order, marked for the attention of the accounts department. Unless otherwise agreed in writing between the Parties, the Supplier shall issue all Product Invoices in USD. Any genuine dispute in relation to Product Invoices will be dealt with in accordance with the dispute resolution procedure set forth herein and if a genuine dispute exists in relation to only part of a Product Invoice, Customer shall pay the undisputed amount and the disputed element will be dealt with in accordance with such dispute resolution procedure.
Section 8.07    General. Unless otherwise specified in this Agreement or agreed by the Parties from time to time in writing:
(a)    [***];
(b)    the Customer Entities shall only be obliged to make Product Payments which are supported by accurate Product Invoices including details of the Products and any other information required to be provided as set out in the relevant Statement of Work and Customer shall, or shall procure that the relevant Customer Entity shall, notify Supplier as soon as practicable in the event a Product Invoice is issued which does not comply with this Section; and
(c)    Supplier hereby acknowledges and agrees that any payment made by any Customer Entity to the Supplier of any Fees, in whole or in part, from time to time in fulfilment of Customer’s obligation to pay those Fees shall be deemed to be payment by the Customer to the Supplier and shall satisfy and discharge in full the Customer’s obligations to pay the relevant Fees and the Supplier shall accept, or be deemed to have accepted, payment by the relevant Customer Entity on behalf of Customer. Customer hereby acknowledges and agrees that it remains liable to pay the Fees in the event a Customer Entity fails to pay such Fees when due and payable to Supplier.
Section 8.08    Taxes.
(a)    Sales Tax or Other Transfer Taxes. Fees are exclusive of, and Customer shall bear and timely pay, any and all sales, use, value-added, transaction and transfer taxes (and any related interest and penalties) imposed on, or payable with respect to, any Fees payable by Customer pursuant to this Agreement; provided that to the extent such taxes are required to be collected and remitted by Supplier and its Affiliates, Customer shall pay such taxes to Supplier or the applicable Affiliate within a reasonable time following receipt of an invoice from Supplier or such Affiliate. The Parties will cooperate with each other in good faith to obtain all available exemptions from and reductions to such taxes.
(b)    Withholding Tax and Other Similar Taxes. If Customer determines in good faith that any amount is required under applicable Law to be withheld or deducted in respect of any tax from any payment by Customer under this Agreement, the Parties will take reasonable steps to cooperate with each other in good faith to obtain all available exemptions from and reductions to such taxes. In all cases where payments will be made to Supplier, Customer shall (i) make any such required withholding or deduction from the amount payable to Supplier, (ii) timely pay the withheld or deduct amount to the relevant Governmental Authority in accordance with applicable Law and (iii) if requested by Supplier, promptly forward to Supplier a withholding tax certificate evidencing such payment by Customer to the Governmental Authority.
ARTICLE IX

INTELLECTUAL PROPERTY
Section 9.01    Background IP. Each Party will retain all right, title and interest in any of its Background IP, subject to any licenses granted in this Agreement.
Section 9.02    Customer IP.
(a)    Verisure Developed IP and Supplier SOW Technology. Customer will own all Intellectual Property rights created under a Statement of Work in relation to Customer Specific Features (“Verisure Developed IP”). Supplier will own all Intellectual Property rights in the Supplier SOW Technology. Supplier shall take all actions necessary to effect Customer’s ownership of the Verisure Developed IP, including by executing such papers and performing such lawful acts as Customer deems to be necessary to allow Customer to perfect all right, title, and interest in all Verisure Developed IP, including executing, acknowledging, and delivering to Customer, upon request, applications for registration and assignments of Verisure Developed IP (and any Intellectual Property and Trademark rights therein). To the extent any Verisure Developed IP is not deemed to be the sole and exclusive property and Intellectual Property of Customer (whether as a “work made for hire” or by virtue of the foregoing agreement), Supplier hereby irrevocably transfers and assigns (and agrees to so transfer and assign) to Customer all rights to Verisure Developed IP. Customer shall have sole discretion to control worldwide prosecution and enforcement of the Verisure Developed IP. This Section 9.02(a) will become effective as of the Effective Date.
(b)    Trademark Grant-Back License. Effective as of the Closing Date, and during the term of this Agreement, [***].
Section 9.03    Customer License to Supplier. [***]. This Section 9.03 will become effective as of the Effective Date.
Section 9.04    VDP License. [***]. The VDP License in this Section 9.04 is deemed granted on the Effective Date, but Customer covenants not to exercise its rights until (i) the termination of this Agreement (other than a termination under Section 11.03(d)), (ii) the occurrence of a Late Stability Triggering Event or (iii) the occurrence of a Supply Triggering Event. Customer’s license to any Arlo IP in the Arlo Smart Services contained within the VDP License applies only in respect of the occurrence of a Late Stability Triggering Event. Customer will retain its rights under the license in this Section 9.04 in the event of bankruptcy or other insolvency of Supplier. The license in this Section 9.04 to Arlo IP will be subject to a royalty payment to Supplier equaling [***] percent ([***]%) of the finished good invoice price and be paid upon, and for so long as, Customer exercising its right to manufacture and have manufactured the Verisure Developed Products. From and after the initial exercise of such license, Supplier shall provide a quarterly royalty report, together with all relevant documentation demonstrating the royalty calculation, within 30 days of the end of each quarter showing the royalty payable by Customer for the VDP License; and Customer shall pay the associated royalty along with such report.
Section 9.05    Backstop License. [***]. The Backstop License in this Section 9.05 is deemed granted on the Effective Date, but Customer covenants not to exercise its rights until the occurrence of a Late Stability Triggering Event (or Supplier providing an Adverse Notification with respect thereto). In case of a cure (where possible) of a Late Stability Triggering Event, either Party may request the other Party to enter into non-binding discussions in relation to the Backstop License as part of the non-binding discussions described in Section 12.03(d). Customer will retain its rights under the license in this Section 9.05 in the event of bankruptcy or other insolvency of Supplier. The above license to Arlo IP will be subject to a royalty payment to Supplier equaling [***] percent ([***]%) of the finished good invoice price and be paid upon the exercise, and for so long as the exercise continues, of the Backstop License. From and after the initial exercise of such license, Supplier shall provide a quarterly royalty report, together with all relevant documentation demonstrating the royalty calculation, within 30 days of the end of each quarter showing the royalty payable by Customer for the Arlo IP; and Customer shall pay the associated royalty along with such report.
Section 9.06    Additional Arlo Licenses. [***]. To the extent any licenses are required for the support, refurbishment and maintenance of the Products in the ordinary course or Customer’s exercise of its rights in the Development Services or the Associated Services, the Parties will cooperate in good faith to grant and establish the same. This Section 9.06 will become effective as of the Closing Date.
Section 9.07    Registration of License. Customer may register a short form version of any of the licenses set forth in this Article IX at the relevant Intellectual Property and Trademark registry, and Supplier shall provide all reasonable assistance (at its own cost) in respect of the same.
Section 9.08    Prosecution. Supplier shall file for patent and registered design protection in the Territory for its material patentable innovations and industrial designs of Products, and shall otherwise extend the patent and industrial design protection it has in the United States to the Territory. Supplier shall maintain any registrations (including by way of payment of renewal fees) in the Territory and shall use reasonable endeavors to prosecute any applications for the Arlo IP (including extending existing US patent applications, design applications and where possible design registrations to the Territory) in each case where deemed appropriate by Supplier in light of its global patent strategy and without limiting Supplier’s rights to enter into patent-related cross-licenses, settlement agreements and substantially similar agreements, subject to the next sentence. To the extent Supplier decides in its reasonable business judgment to abandon a patent or design application in the Territory, Supplier will give Customer an opportunity to continue such application in Supplier’s name at Customer’s cost; provided that Supplier will still be able to abandon a patent application if (i) it is required to do so under a settlement agreement, or (ii) if Supplier concludes that a negative decision will be issued by the Intellectual Property office in response to Customer’s proposed course of action and such negative decision is very likely to have an adverse effect in a corresponding United States patent application that is pending at the time. Supplier shall, promptly after the Effective Date and from time to time, share its global patent strategy with Customer, provide Customer an opportunity to provide feedback and input on such strategy in respect of the Territory and the overall geographical coverage of Supplier’s patent and design filings, and consider such feedback and input in good faith. Supplier shall provide to Customer any reasonable assistance that Customer may require in order to file, prosecute and defend applications for Intellectual Property protection regarding Verisure Developed IP. This Section 9.08 will become effective as of the Effective Date.
Section 9.09    Enforcement. Supplier will control enforcement of its Intellectual Property rights in the Territory provided that the Parties will cooperate in good faith in connection with the same. Supplier agrees to send cease and desist letters and contact retailers, as appropriate, in the event that the Arlo IP is being misused or infringed by third parties. Supplier shall provide Customer with all reasonable cooperation and assistance as requested by Customer in order for Customer to enforce or defend its rights in the Verisure Developed IP. This Section 9.09 will become effective as of the Closing Date.
Section 9.10    Branding. Supplier acknowledges that, pursuant to the APA, Customer is acquiring all right title and interest in all of Supplier’s trademarks and logos, whether registered or unregistered (and derivatives thereof) (“Arlo Brand”) in the Territory, and Customer will have the sole right to use, protect and enforce the Arlo Brand in the Territory in its sole discretion. Customer and Supplier will cooperate on co-branding and in respect of the commercialization and marketing of the Products by Customer, including in respect of use on websites, domain names, social media identifiers and other online media. The guidelines for use of the Arlo Brand are set forth on Schedule 9.10 hereof, as such schedule is amended from time to time. The Parties agree that the Arlo Catalog Products will be branded with an Arlo Brand. Customer will have sole discretion on the branding for the Verisure Developed Products.
Section 9.11    Arlo Brand License Outside the Territory. [***]
[***].
Section 9.12    Covenants. Effective as of the Effective Date, Supplier hereby covenants to Customer that:
(a)    Supplier shall provide assurances to Customer that the Arlo IP has not been and will not be licensed to any third parties in contravention of the licenses set forth in Sections 9.04, 9.05 and 9.06.
(b)    Supplier shall not enter into any agreement that contradicts, modifies, terminates or supersedes any of its obligations under this Agreement.
(c)    Other than to commercial lenders on arms-length terms, Supplier shall not grant any kind of encumbrance or lien on any of the Arlo IP or the Arlo Brand to a third party, unless such third party acknowledges the existence of this Agreement in writing and agrees not to restrict or challenge Supplier’s ability to abide by the relevant terms.
(d)    Other than the remedies granted to commercial lenders in the event of default of a commercial loan, Supplier shall not sell, transfer or dispose of any Arlo IP or Arlo Brand to any third party; unless such third party acknowledges the existence of this Agreement in writing and agrees to abide by the relevant terms.
Any lien, encumbrance or transfer in violation of the foregoing is null and void at the outset and of no effect.
Section 9.13    Escrow. Supplier shall, promptly after the Effective Date, deposit into escrow (the “Escrow”) the Source Code for any Software embedded in, or used in connection with the development of, the Products (including the back-end), in each case owned by Supplier or its Subsidiaries, along with any related documentation and materials (including Technical Manufacturing Information and Product Information) and any Software comprised in the Arlo IP (collectively, the “Escrow Materials”). Supplier will, from time to time, provide Customer with a list of all third-party Software embedded in the Escrow Materials and required to use the Escrow Materials. Supplier agrees, during the term of this Agreement, to deposit into such Escrows (on a quarterly basis and for every major new release or similar item, in each case within ten (10) days thereof) any updates to the Escrow Materials. The agreed escrow agreement for any Escrow Materials in the Arlo Catalog Products is set forth on Schedule 9.13 hereof. The Parties agree that the Escrow agreement for any Escrow Materials in the Verisure Developed Products will be entered into upon the completion of the first SOW entered into by the Parties and will have terms substantially similar to the agreement on Schedule 9.13. The Escrow agreements will be deemed “supplementary to” this Agreement for purposes of bankruptcy law. The conditions for release of Escrow shall be limited to the occurrence of a Late Stability Triggering Event or, in respect of Verisure Developed Products, the occurrence of a Supply
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Triggering Event or the termination of this Agreement (other than a termination under Section 11.03(d); and provided, further, that Customer’s access to any Arlo IP in the Arlo Smart Services applies only in respect of a Late Stability Triggering Event). Customer will pay for the reasonable and documented fees of the Escrow agent (reasonably acceptable to Customer) and for the expense of one employee solely dedicated to fulfilling Customer’s obligations under this Section 9.13 (provided, Supplier shall have received Customer’s prior written consent for any such fees and or expenses) (collectively, the “Escrow Costs”). During the period in which Supplier is in material breach of its obligations under this Section 9.13 or the separate escrow agreement, Supplier shall be liable for any Escrow Costs.
Section 9.14    Third Party IP. Supplier shall not incorporate any Open Source Software in the Verisure Developed Products without Customer’s prior written consent. Supplier shall not incorporate any other third-party Intellectual Property in the Verisure Developed Products without Customer’s consent if such incorporation requires consent from the third party. This Section 9.14 will become effective as of the Effective Date.
Section 9.15    Brexit. In the event that the effect of Brexit reduces the Arlo IP, Supplier shall use its reasonable endeavors to mitigate the impact (for example, by seeking UK applications and registrations for rights only registered at an EU level). In the event that, as an effect of Brexit, the UK does not adopt an international exhaustion doctrine, the Parties will consider what other licenses are required for Customer to exercise its rights under this Agreement in the UK.
Section 9.16    Reservation of Rights. All of the rights granted hereunder are explicitly stated herein and nothing in this Agreement shall be construed to transfer any proprietary ownership interest whatsoever in or to any Intellectual Property rights of Supplier or Customer, or to grant any implied rights whatsoever or any right, title or interest in or to any of the Intellectual Property rights of Customer or Supplier, except the rights explicitly granted pursuant to this Agreement.
ARTICLE X

ADDITIONAL AGREEMENTS
Section 10.01    End User Relationship. Customer will control the relationship with the end users of the Arlo Catalog Products sold in the Territory and with the end users of the Products sold through the Verisure Security Business worldwide. Customer has sole and exclusive responsibility to perform any and all Level 1 and Level 2 technical support for end users of its Products worldwide. Supplier is responsible for all support for Arlo Smart Services for incidents that are Level 3 or above as described in the Service Level Agreement.
Section 10.02    Other Reporting Obligations. Upon Customer’s request, to be made no more than twice per calendar year, Supplier shall deliver to Customer a report, certified by a Supplier employee ranking manager or senior, setting forth for such calendar quarter a description of Supplier’s finances and financial stability for such calendar quarter; provided that this obligation shall be deemed satisfied, and no separate report is required to be given to Customer, to the extent Supplier is reporting the same on the Securities Exchange Commission’s EDGAR systems.
Section 10.03    User Experience Updates. For relevant Arlo Catalog Products, Supplier shall (A) update the Supplier application and other Supplier platform user experience to include information on Customer service options, benefits and features as allowed by Apple and Google policies and (B) work with Customer to advertise and promote the Verisure Security Business where operated; in each of clause (A) and (B), (i) in the Territory and (ii) outside the Territory, in respect of the unique part numbers sold through the Verisure Security Business.
Section 10.04    Compliance with Law. Effective as of the Effective Date, each Party will be responsible for complying with all applicable Laws and regulations, including, but not limited to export control laws, in performing its obligations under this Agreement and each Party shall reasonably cooperate with the other and provide any information reasonably requested by the other Party in connection with such compliance obligations. Neither Supplier nor its Affiliates shall be obligated to provide any Products which, if provided, would (in Supplier’s determination, with advice of counsel) violate any Law.
ARTICLE XI

TERM; TERMINATION
Section 11.01    Initial Term. The initial term of this Agreement will be five (5) years (the “Initial Term”) starting on the Effective Date.
Section 11.02    Renewal. This Agreement will automatically renew for additional five (5) year terms on the expiration date of the applicable term (the “Expiration Date”) with its currently applicable terms, excluding any prepayments or volume commitment terms (including the Prepayments, Minimum Annual Commitment and Total Commitment) (the “Applicable Terms”), unless either party provides written notice to the other of its intent to renegotiate this Agreement at least twelve (12) months prior to the Expiration Date. If a Party provides written notice of its intent to renegotiate, the Parties will negotiate any revised terms in good faith. If the Parties fail to reach an agreement on new terms by the date which is six (6) months prior to the Expiration Date, Customer will have the right to terminate this Agreement or elect to renew this Agreement for a five (5) year term with its Applicable Terms by providing written notice at least six (6) months prior to the Expiration Date. If no action is taken by Customer, this Agreement will automatically renew for additional five (5) year terms.
Section 11.03    Termination.
(a)    Customer will have the right to terminate this Agreement at any time after the Effective Date and immediately by providing written notice if Supplier (i) experiences a Change of Control without Customer’s prior written consent (an “Arlo Change of Control”), subject to the next sentences; (ii) assigns this Agreement to a third party other than an Affiliate without Customer’s prior written consent; (iii) materially breaches this Agreement and fails to cure such breach within forty five (45) days’ notice; or (iv) ceases to operate in the ordinary course or undergoes an Insolvency Event; (each a “Termination Event”).
(i)    Supplier shall provide notice to Customer as soon as reasonably practicable and in any event within ten (10) business days of the execution of the definitive agreement with respect to such Arlo Change of Control, and Customer must provide notice of termination on such basis within sixty (60) days of the consummation of the Arlo Change of Control.
(ii)    In the event of a termination pursuant to an Arlo Change of Control, if such termination occurs: (A) between the Effective Date and the Closing Date, Customer shall not be liable for any termination fee, (B) in the first year following the Closing Date, Customer shall not be liable for any termination fee, (C) in the second year following the Closing Date, Customer shall pay a termination fee equal to [***] percent ([***]%) of the Markup on the Minimum Annual Commitment for 2021, (D) in the third year following the Closing Date, Customer shall pay a termination fee equal to [***] percent ([***]%) of the Markup on the Minimum Annual Commitment for 2022, (E) in the fourth year following the Closing Date, Customer shall pay a termination fee equal to [***] percent ([***]%) of the Markup on the Minimum Annual Commitment for 2023 and (F) in the fifth year following the Closing Date, Customer shall pay a termination fee equal to [***] percent ([***]%) of the Markup on the Minimum Annual Commitment for 2024.
(iii)    In the event that Customer waives its right to terminate upon an Arlo Change of Control or does not exercise such right within the sixty (60) day period set forth above, this Agreement will continue in full force and effect and any licenses set forth herein may be exercised at the time set forth herein.
(b)    Supplier will have a right to terminate this Agreement at any time after the Effective Date (i) for Customer’s material breach which has not been cured within forty-five (45) days or (ii) if Customer ceases to operate in the ordinary course or undergoes an Insolvency Event.
(c)    If at any time after the Effective Date, Supplier is in material breach of the delivery or development obligations under this Agreement and fails to cure such breach within forty-five (45) days, or otherwise fails to meet certain milestones set by the Development and Quality Control Committee, Customer will no longer be obligated to pay the Minimum Annual Commitment, the Total Commitment or the remaining Prepayment until such breach is cured or such milestone is reached.
(d)    If the APA terminates prior to Closing (as defined in the APA), then this Agreement will be suspended and (i) Supplier will assign, transfer, deliver and convey to Customer, in a mutually agreed format, all deliverables, information and materials developed for Customer during the term of this Agreement; (ii) Supplier will not be required to refund to Customer any payments made prior to such termination (including under any Statement of Work entered prior to such date); and (iii) the Parties will, for a seven (7) week period, enter into good faith discussions on the terms of a supply agreement for the Arlo Catalog Products and the
Verisure Developed Products. Upon the expiration of the above seven week period without the Parties entering into a new supply agreement, this Agreement will automatically terminate.
Section 11.04    Survival. The following provisions will survive the termination or expiration of this Agreement:
(i) Section 3.02,
(ii) Section 5.01, (except that notwithstanding any contrary provisions in Section 5.01, Section 5.01 will not survive a termination of this Agreement that occurs pursuant to Section 11.03(d));
(iii) Section 6.01,
(iv) Section 9.10, (provided that Section 9.10 will not survive a termination of this Agreement that occurs pursuant to Section 11.03(d));
(v) Sections 12.01(b), 12.02(a), 12.02(c), 12.03(a) (other than where termination occurs for Customer breach pursuant to Section 11.02(b)), 12.03(d), 12.03(e), 12.04 (other than where termination occurs for Customer breach pursuant to Section 11.02(b)), and 12.05, in each case provided that (I) the right to exercise the VDP License or the Backstop License will survive only if the relevant triggering event has occurred prior to termination of the Agreement and (II) the foregoing rights under Article XII will not survive a termination of this Agreement that occurs pursuant to Section 11.03(d));
(vi) Article XIV,
(vii) Article XV,
(viii) Article XVI, and
(ix) any other provision of this Agreement that by its nature is meant to survive (provided that, the survival rights of the provisions specifically addressed in this Section 11.03 will survive as and to the extent set forth in this Section 11.03).
ARTICLE XII
BUSINESS CONTINUITY
Section 12.01    Triggering Events.
(a)    Early Stability Triggering Event. Any of the following from and after the Effective Date shall constitute an early stability triggering event (an “Early Stability Triggering Event”) unless Supplier provides prior notice to Customer and Customer provides prior written consent (not to be unreasonably withheld (in Customer’s reasonable discretion)) provided that, clauses (i), (iii), (iv) and (vi) below shall only be applicable to the extent Supplier is, at the time of such event or at any time thereafter while such events are continuing, in an Adverse Liquidity Position:
(i)    Supplier or any of its Material Subsidiaries fails to pay within seven (7) Business Days after the same becomes due (without giving effect to any cure period contemplated thereunder or thereby) (x) any of its material payment obligations, that is not in connection with an outstanding bona fide dispute, to third parties in any material respect or (y) any payment obligations owed to Customer hereunder or to any lenders under or to any holders of any material Indebtedness of Supplier or any of its Subsidiaries;
(ii)    Supplier or any of its Material Subsidiaries fails to perform or observe any covenant, agreement or condition contained in any of the documentation in respect of any material Indebtedness of Supplier or any of its Subsidiaries on its part to be performed or observed, or any other event occurs, the effect of which default or other event is to cause, or to permit the lender(s) or holder(s) of such Indebtedness (or a trustee or agent on behalf of such lender(s) or holder(s) or beneficiary or beneficiaries) to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (each, a “Debt Default”), and such Debt Default continues uncured for thirty (30) days (without giving effect to any cure period contemplated thereunder or thereby);
(iii)    Supplier or any of its Material Subsidiaries fails to perform or observe any covenant or agreement or condition contained in any of its material contracts, leases or licenses or any documentation in connection therewith to which Supplier or such Subsidiary is a party on its part to be performed or observed, and such failure continues for [***] (without giving effect to any cure period contemplated thereunder or thereby);
(iv)    Supplier or any of its Material Subsidiaries fails to pay within [***] after the same becomes due (without giving effect to any cure period contemplated thereunder or thereby) the salary of a material number of its employees;
(v)    The occurrence of a Material Adverse Effect;
(vi)    Supplier fails to timely file its quarterly or annual reports with the Securities Exchange Commission (provided that filings pursuant to Form 12b-25 shall be considered timely filings for purposes of the foregoing) or the de-listing or suspension of trading for more than one trading day of Supplier’s common stock from the New York Stock Exchange (other than in connection with a going-private transaction);
(vii)    Supplier or any of its Material Subsidiaries enters into any discussions to restructure a material portion of its Indebtedness or the creation by Supplier of any restructuring committee or similar committee; or
(viii)    Supplier or any of its Material Subsidiaries admits in writing to any of the foregoing, as applicable.
(b)    Late Stability Triggering Event. Any of the following from and after the Effective Date shall constitute a late stability triggering event (a “Late Stability Triggering Event” and, collectively with an Early Stability Triggering Event, the “Triggering Events”):
(i)    (A) if a Debt Default continues for [***] (without giving effect to any cure period contemplated under or by such debt document) or (B) if an Early Stability Triggering Event arising under Section 12.01(a)(v) continues for thirty (30) days;
(ii)    The occurrence of an Insolvency Event;
(iii)    Supplier or any of its Material Subsidiaries enters into a restructuring support agreement, plan support agreement or any other similar agreement (a “Support Agreement”) with holders of debt of Supplier or any of its Material Subsidiaries or Supplier or any of its Material Subsidiaries takes any corporate action authorizing the execution of such agreement; provided that the foregoing shall not constitute a Late Stability Triggering Event if (A) Supplier is not in breach of any of its obligations hereunder and (B) the effectiveness of such Support Agreement is conditioned (which condition may not be waived by any party to such Support Agreement without the prior written consent of Customer) on the agreement by the Parties thereto that (1) this Agreement shall not be terminated, canceled, rejected, amended, supplemented or otherwise modified pursuant to the transactions contemplated by such Support Agreement without Customer’s prior written consent, (2) Supplier, or any successor in interest, shall continue to perform hereunder after giving effect both to such Support Agreement and to the transactions contemplated thereby, and (3) any modifications, amendments, supplements to and any waiver of any of the conditions and covenants in respect of clauses (1) and (2) above, shall be satisfactory to Customer; or
(iv)    Supplier or any of its Material Subsidiaries admits in writing to any of the foregoing, as applicable.
(c)    Officer’s Certificate. On the last Business Day of each quarter starting on the Effective Date, Supplier will deliver a certificate to Customer, signed on behalf of Supplier by an executive officer of Supplier, stating that no Triggering Event has occurred and that there is no reasonable expectation that any such event might occur.
(d)    Prompt Reporting. If, at any time after the Effective Date, Supplier becomes aware of any event, change, circumstance, occurrence, effect or state of facts (each an “Adverse Event”) that, individually, or in the aggregate, has resulted in, or would reasonably be expected to result in, a Triggering Event, Supplier will provide Customer with prompt written notice of such Adverse Event (any such notice or any failure to provide the officer’s certificate referenced above, an “Adverse Notification”) and any additional information related to such Adverse Event reasonably requested by Customer.
Section 12.02    Step-In Rights.
(a)    Supply Step-In Right. Notwithstanding any termination of this Agreement, upon, and following, the occurrence of a Supply Triggering Event:
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(i)    Customer may exercise the VDP License and, for the avoidance of doubt, Customer will pay the associated royalties;
(ii)    Customer may access the Escrow for the Verisure Developed Products and release the Escrow Materials for the Verisure Developed Products (but not any Escrow Materials for Arlo IP in the Arlo Smart Services); and
(iii)    Supplier will respond promptly to Customer’s reasonable requests for information and facilitate the transition of manufacturing, supply, distribution, and logistics related to the Verisure Developed Products.
(b)    Early Stability Step-In Right. Upon, and following, the occurrence of an Early Stability Triggering Event, Customer in its sole discretion may, immediately upon providing written notice by Customer to Supplier, cause the Early Stability Backstop Services to become effective (the “Early Stability Step-In Right”). For the avoidance of doubt, Customer may not exercise its Early Stability Step-In Right if Supplier has cured any Adverse Event that would have been an Early Stability Triggering Event within the requisite time periods.
(c)    Late Stability Step-In Right. Upon, and following, the occurrence of a Late Stability Triggering Event, Customer (1) will exercise the VDP License and the Backstop License and, for the avoidance of doubt, Customer will pay the associated royalties and (2) may, in its sole discretion, take one or more of the following enforcement actions (each of the enforcement actions set forth in clauses (1) and (2), a “Late Stability Step-In Right” and, together with the Early Stability Step-In Rights, the “Step-In Rights”) immediately upon providing written notice by Customer to Supplier:
(i)    cause the Late Stability Backstop Services (as defined below) to become effective;
(ii)    access the Escrow and release the Escrow Materials for the Arlo Catalog Products and the Verisure Developed Products; and
(iii)    access all other information, technology, and Supplier Personnel necessary to allow Customer to continue to (i) support end-users to which it has sold Products; and (ii) commercialize, support, develop, manufacture, have made and otherwise use the Products.
Section 12.03    Backstop Services.
(a)    Termination Backstop Services. Upon the termination of this Agreement, Customer may exercise the VDP License and Supplier shall provide the following services (the “Termination Backstop Services”) for up to a [***] term after termination, (a) at a level of service and in a manner, quantity and quality that Supplier provides or conducts such services (or similar services) as of the date of such termination (but in any event, in a professional and competent manner) and (b) on such other terms to be mutually agreed:
(i)    respond promptly to Customer’s reasonable requests for information;
(ii)    continue, pursuant to the terms of this Agreement, to provide Customer with (a) Products and (b) Development Services for a period of [***] (the “Supply Ramp Down Period”);
(iii)    facilitate the transition of the Associated Services to Customer or its designee (excluding Arlo Smart Services and its associated Intellectual Property owned by Supplier) on a direct incurred cost basis;
(iv)    facilitate the transition of manufacturing, supply, distribution, and logistics related to the Verisure Developed Products on a direct incurred cost basis and, for the avoidance of doubt, Customer shall pay the associated royalties;
(v)    provide Associated Services with respect to the Products; and
(vi)    other services to be mutually agreed.
(b)    Early Stability Backstop Services. If Customer exercises its Early Stability Step-In Right, Supplier shall provide the following services (the “Early Stability Backstop Services”) for up to a [***] term after the exercise of an Early Stability Step-In Right (x) at a level of service and in a manner, quantity and quality that Supplier provides or conducts such services (or similar services) as of the date of Customer’s exercise of the Early Stability Step-In Right (but in any event, in a professional and competent manner) and (y) on such other terms to be mutually agreed:
(i)    respond promptly to Customer’s reasonable requests for information;
(ii)    make available Supplier’s key personnel related to the Associated Services and Development Services including those identified on the Personnel Lists on a direct incurred cost basis;
(iii)    provide training to Customer personnel in order to enable Customer to continue to manufacture, maintain, service, develop and make use of (a) the Products, (b) Associated Services and (c) Development Services independently of Supplier on a direct incurred cost basis;
(iv)    provide Associated Services with respect to the Products; and
(v)    other services to be mutually agreed.
(c)    Suspension of the Early Stability Backstop Services. The Early Stability Backstop Services will be suspended after Supplier provides written evidence, to the reasonable satisfaction of Customer, that Supplier has cured the Early Stability Step-In Right, provided that such suspension will not take effect within [***] of the Early Stability Triggering Event.
(d)    Discussions following a Late Stability Triggering Event. When a Late Stability Triggering Event that is capable of being cured, is in fact cured, then the Parties will enter into non-binding discussions regarding the potential cessation of any applicable Late Stability Step-In Rights on terms to be agreed between the Parties at such time.
(e)    Late Stability Backstop Services. If Customer exercises its Late Stability Step-In Right, Supplier shall provide the following services (the “Late Stability Backstop Services”) for a period of up to [***] after the exercise of such Late Stability Step-In Right (a) at a level of service and in a manner, quantity and quality that Supplier provides or conducts such services (or similar services) as of the date of Customer’s exercise of a Late Stability Step-In Right (but in any event, in a professional and competent manner) and (b) on such other terms to be mutually agreed:
(i)    respond promptly to Customer’s reasonable requests for information;
(ii)    continue, pursuant to the terms of this Agreement applicable on the date of Customer’s exercise of the Late Stability Step-In Right, to provide Customer with (a) Products and (b) Development Services for a period of two years after the exercise of such Late Stability Step-In Right (the “Late Stability Ramp Down Period”);
(iii)    grant Customer any necessary additional licenses required to manufacture, maintain, service, develop and make use of (a) the Products, (b) Associated Services and (c) Development Services;
(iv)    facilitate the transition of the Associated Services and Development Services to Customer to enable Customer’s continued manufacturing, maintenance, servicing, development and use of the Products with Associated Services or Development Services on a direct incurred cost basis;
(v)    facilitate the transition of manufacturing, supply, distribution, and logistics related to the Products (in the case of Customer’s exercise of the Stability Step-In Right) on a direct incurred cost basis;
(vi)    make available Supplier’s key personnel related to the Associated Services and Development Services including those identified on the Personnel Lists on a direct incurred cost basis;
(vii)    provide training to Customer personnel in order to enable Customer to continue to manufacture, maintain, service, develop and make use of (a) the Products, (b) Associated Services and (c) Development Services independently of Supplier on a direct incurred cost basis; and
(viii)    provide Associated Services with respect to the Products, provided that Customer pays a reasonable royalty fee with respect thereto after migration; and
(ix)    other services to be mutually agreed.
(f)    Termination of the Backstop Services. Customer may terminate any or all of the Backstop Services at any time in its sole discretion.
[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

Section 12.04    Backstop Arrangements. Supplier shall provide all support necessary or desirable for Customer to negotiate the Backstop Arrangements with ODMs and Original Suppliers through step-in contracts, pass-through rights or otherwise with the aim of having all Backstop Arrangements executed no later than [***] after the Effective Date. Such Backstop Arrangements must, at a minimum, permit Customer to continue to manufacture (i) the Products independently of Supplier in the event of a Late Stability Triggering Event or (ii) the Verisure Developed Products independently of Supplier in the event of a Supply Triggering Event or Late Stability Triggering Event. As part of the negotiation of the Backstop Arrangements, Customer shall be entitled, including through its Representatives, to have such reasonable access to the properties, businesses, operations, personnel and books and records, in each case, pertaining to the ODMs and Original Suppliers (and Supplier’s relationships therewith) as it reasonably requests in connection with Customer’s efforts to negotiate the Backstop Arrangements to the extent that Supplier is permitted to share such information. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Supplier shall use its commercially reasonable efforts to cause the Representatives of Supplier and its Subsidiaries to reasonably cooperate with Customer and its Representatives in connection with such access and examination, and Customer and its Representatives shall reasonably cooperate with Supplier and its Subsidiaries and their respective Representatives and shall use their commercially reasonable efforts to minimize any disruption to Supplier’s businesses and operations.
Section 12.05    Insolvency Event.
(a)    Contract Assumption and Assignment. In the event of an Insolvency Event that is not dismissed within thirty (30) days of commencement, Supplier shall (a) file within thirty (30) days of the commencement of such Insolvency Event a motion in form and substance satisfactory to Customer seeking to assume each of the contracts with the relevant manufacturers and suppliers in relation to the Products in accordance with section 365 of the Bankruptcy Code or corresponding applicable bankruptcy Law, (b) seek to have an order with respect to such assumption reasonably satisfactory to Customer entered into promptly and no later than sixty (60) days after the commencement of such Insolvency Event and (c) assume and assign such contracts to Customer promptly upon entry of an order approving such assumptions. It is each Party’s intent that each such contract shall remain in full force and effect for the benefit of Customer in accordance with its terms notwithstanding any provision in such contract to the contrary and be fully enforceable by Customer in accordance with its terms, except as modified by any order of a court authorizing and providing for its assumption, or applicable Law. Any monetary defaults under each such contract to be assumed will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment by Supplier on or prior to such assumption of such amounts necessary to cure all defaults under such contract. If the assumption or assumption and assignment of any such contract for any reason is held to be invalid, illegal or unenforceable in any respect, that contract shall not affect the obligations of Supplier to assume and assign to Customer each of the other contracts contemplated under and in accordance with this Section 12.05.
(b)    Exclusivity Preservation. In the event of an Insolvency Event that is not dismissed within thirty (30) days of commencement, Supplier shall seek to preserve the exclusivity arrangements described in Article III of this Agreement.
(c)    It is understood and agreed by each of the Parties that any failure to comply with this Section 12.05 would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly each of the Parties agrees that, in addition to any other remedies, Customer shall be entitled to seek specific performance and injunctive or other equitable relief for any such failure to comply with this Section 12.05.
ARTICLE XIII

REPRESENTATIONS AND WARRANTIES
Section 13.01    Representations of Both Parties. Each Party represents and warrants, effective as of the Effective Date and as of the Closing Date, that it has the power and authority to enter into and perform this Agreement, which constitutes valid and binding obligations on it in accordance with its terms. Supplier represents and warrants, effective as of the Effective Date and as of the Closing Date, that the execution and delivery of this Agreement and the performance by Supplier of its respective obligations hereunder do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Supplier, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any Transferred Business Contract (as defined in the APA), (iii) result in the creation of any Lien (as defined in the APA)(except for Permitted Liens) upon, or (iv) violate, conflict with or result in any breach under any provision of any Law applicable to Supplier, except, in the case of clauses (ii), (iii) and (iv), to the extent that any such breach, default, termination, cancellation, acceleration, loss, Lien, violation, conflict, breach or loss would not be material to the Supplier, taken as a whole.
Section 13.02    Supplier Representations. The Supplier represents and warrants, effective as of the Effective Date, that: (i) the Products shall be supplied with full title guarantee; (ii) the Products shall comply with all applicable Laws in those jurisdictions in which Supplier has obtained certification or has determined the Products may be sold in accordance with Section 2.19: (iii) the Development Services and Associated Services shall comply with all applicable Laws; (iv) all information and materials included with the Products under a Purchase Order will be accurate in all material respects and (v) it shall perform the Development Services and the Associated Services and its other obligations under the Agreement with all reasonable skill and care using Supplier Personnel of appropriate expertise and experience.
Section 13.03    Warranty Disclaimer. THE EXPRESS WARRANTIES IN THIS SECTION 13 OR IN THE PRODUCT WARRANTY DESCRIBED IN SECTION 2.22(D) ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCTS, THE DEVELOPMENT SERVICES, THE ASSOCIATED SERVICES OR THE BACKSTOP SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,
TITLE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. CUSTOMER ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN OR IN THE PRODUCT WARRANTY IN SECTION 2.22(D) AND THAT NO WARRANTIES ARE MADE HEREIN BY ANY OF SUPPLIER’S AFFILIATES, ODM AND ORIGINAL SUPPLIERS.
ARTICLE XIV

CONFIDENTIALITY
Section 14.01    Definition of Confidential Information. “Confidential Information” means any business or technical information of Supplier or Customer including, without limitation, any information relating to product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how that is designated in writing by the disclosing party as “confidential” or “proprietary” at the time of disclosure or, if orally disclosed, is reduced to writing by the disclosing party within thirty (30) days of such disclosure, or that a reasonable person under the circumstances would understand to be confidential.
Section 14.02    Exclusions. Confidential Information does not include information that: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving Party; (b) is rightfully known by the receiving Party at the time of disclosure without an obligation of confidentiality; (c) is independently developed by the receiving Party without use of the disclosing party’s Confidential Information; or (d) the receiving Party rightfully obtains from a third party without restriction on use or disclosure. This Section does not limit or intend to limit either Party’s rights to exploit the Arlo Catalog Products and Verisure Developed Products as permitted by this Agreement (even though such products embody Confidential Information of both Parties) or either Party’s rights of assignment under Section 16.12.
Section 14.03    Use and Disclosure Restrictions. Neither Party will (i) use the other Party’s Confidential Information except as necessary for the performance of this Agreement or (ii) disclose such Confidential Information to any Person except to those of its and its Affiliates’ Representatives that need to know such Confidential Information for the purpose of performing this Agreement, provided that each such Representative is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each Party will use all reasonable efforts to maintain the confidentiality of all such Confidential Information in its possession or control, but in no event less than the efforts that such Party ordinarily uses with respect to its own proprietary information of similar nature and importance. The foregoing obligations will not restrict either Party from disclosing Confidential Information of the other Party: (a) pursuant to the law, order or requirement of a court, administrative agency, or other governmental or administrative body, provided that the Party required to make such disclosure gives reasonable notice to the other party to contest such order or requirement; (b) on a confidential basis to its and its Affiliates’ accountants, lawyers and other similar professional advisors, (c) on a confidential basis to actual and potential acquirers, lenders, investors and other similar transaction counterparties (and their counsel and similar professional advisors) as part of customary due diligence; and (d) other parties with the disclosing party’s prior written consent. Notwithstanding the foregoing sentence, the receiving Party and its Affiliates shall not disclose Source Code of the other Party to any Person other than its employees and contractors who have a need to know. Prior to any disclosure by a recipient under this Section 14.03, such recipient must have an appropriate agreement with any such person sufficient to require such Person to treat such information as confidential and abide by the terms herein. In addition, each Party may disclose the terms and conditions of this Agreement as required under applicable securities laws or regulations; provided that the Parties will mutually agree on any necessary redactions. This Section 14.03 will become effective as of the Effective Date.
ARTICLE XV

INDEMNITY
Section 15.01    Indemnification by Supplier. Effective as of the Effective Date, Supplier shall indemnify, defend and hold harmless the Customer and its Affiliates and each of its and their respective Representatives, from and against amounts paid to third parties as a result of any and all claims, demands, causes of action, actions, suits or proceedings whatsoever (“Claim(s)”), and any and all Losses, arising out of or relating to any such Claim, in all cases to the extent arising out of or related to (a) any Product Recall or any Epidemic Defect in the manufacturing, design or operation of any Product manufactured, modified, altered or sold by Supplier; (b) any breach of its privacy and data security obligations under Section 2.18 (including Schedule 2.18); and (c) any Arlo Catalog Product or a Verisure Developed Product infringing any third party’s Intellectual Property or Trademark rights (except to the extent covered by Customer’s indemnity below).
Section 15.02    Indemnification by Customer. Customer shall indemnify, defend and hold harmless Supplier and its Affiliates and each of its and their respective Representatives, from and against amounts paid to third parties as a result of any and all Claims and any and all Losses, arising out of or relating to any such Claim, in all cases to the extent arising out of or related to (a) an infringement of any third party’s Intellectual Property or Trademark rights caused solely and directly by Supplier’s compliance with Customer’s requirements and instructions on the Customer Specific Features as defined in a Statement of Work; and (b) a data breach or failure of Supplier to comply with its privacy and data security obligations under this Agreement or applicable Law that is caused solely and directly by Customer.
Section 15.03    Indemnification Procedure.
(a)    General Procedure. Each Party indemnified hereunder (an “Indemnified Party”) must notify the other Party (the “Indemnifying Party”) promptly of the applicable Claim in writing, tender to the Indemnifying Party sole control and authority over the defense or settlement of such Claim, and reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, and provide the Indemnifying Party with available information in the investigation and defense of such Claim. The Parties shall, reasonably promptly after receiving the Claim, enter into a joint defense agreement or a community of interest agreement whereby each participant agrees to cooperate and provide reasonable assistance in the defense and any settlement of any indemnified Claim. Any effort by the Indemnified Party to settle a Claim without the Indemnifying Party’s involvement and written approval shall void any indemnification obligation hereunder.
(b)    IP Indemnity Procedure. Supplier shall, in the event of a Claim under Section 15.01(c): (i) procure for the Customer such licenses to cover Customer’s use of the alleged infringing Product; or (ii) replace or modify the Product to make it non-infringing with a replacement or modified Product that is substantially equivalent to the original Product; or (iii) if Supplier has been unable to procure on commercially reasonable terms a license that enables the Customer and its Affiliates to use the enjoined Products pursuant to the terms of this Agreement and Supplier is unable, using commercially reasonable efforts, to modify the affected Product to make it non-infringing; then, Supplier, shall:
(A)    discuss any potential remedies with Customer, including the option of having Customer contribute to a portion of any license fee or accepting reduced functionality;
(B)    If the Parties cannot agree on a remedy, Supplier shall use commercially efforts to provide Customer within a commercially reasonable time, acting expeditiously, with a version of the relevant Product, where the infringing feature or functionality is removed;
(C)    To the extent such remedy is not technically feasible, Supplier may terminate further sales of the infringing Product and allow cancellation of such Products then under open Purchase Orders, but only in respect of those jurisdictions (the “Enjoined Jurisdictions”), and only during the term, in which a Governmental Authority has prohibited the sale of such Product. In such event under this Section 15.03(b)(C), Supplier will notify Customer of such termination and cancellation, and Customer will use reasonable efforts to cease such sales as soon as reasonably practicable. For clarity, Supplier will continue to supply Products to Customer in any jurisdiction that is not an Enjoined Jurisdiction;
(D)    In respect of jurisdictions in which a Claim has been made but it is not an Enjoined Jurisdiction: (i) the Parties will discuss in good faith and with the advice of counsel on the risks involved in marketing and selling the Products, including taking into account whether a patent of the same scope has been granted to the same claimant in the Enjoined Jurisdiction; and (ii) Supplier will have right to terminate further sales of the Product in such jurisdiction only if, under the circumstances, outside counsel has recommended that is a normal and reasonable commercial course of action. Supplier will notify Customer of such termination and cancellation, and Customer will remain fully liable for any sales of Products that Customer makes after such notice.
The indemnification processes set out in this Article XV are the Indemnifying Party’s sole obligation and the Indemnified Party’s sole remedy in the event of a Claim covered by such indemnification obligation.
This Section 15.03 will become effective as of the Effective Date.
Section 15.04    Limitations of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TO THE EXTENT PERMITTED BY APPLICABLE LAW: (I) EXCEPT FOR CLAIMS ARISING FROM (A) BREACH OF CONFIDENTIALITY, (B) AMOUNTS PAID TO THIRD PARTIES UNDER AN INDEMNIFICATION OBLIGATION, (C) FRAUD OR WILLFUL MISCONDUCT, OR (D) BREACH OF LICENSES GRANTED HEREIN, NEITHER PARTY, INCLUDING ITS AFFILIATES AND LICENSORS, SHALL BE LIABLE HEREUNDER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE, USE, GOODWILL, OR COSTS OF SUBSTITUTE GOODS OR SERVICES, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING NEGLIGENCE); AND (II) EXCLUDING THE OBLIGATION TO PAY FEES AND ROYALTIES, BREACH OF CONFIDENTIALITY, FRAUD, WILLFUL MISCONDUCT OR BREACH OF LICENSES GRANTED HEREIN, EACH PARTY’S LIABILITY ARISING UNDER THIS AGREEMENT:
(A) FOR SUPPLIER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.01(A), SHALL NOT EXCEED ONE AND ONE HALF TIMES THE TOTAL FEES PAID WITH RESPECT TO THE RELEVANT PRODUCT OR SERVICE     UNIT(S) THAT ARE THE SUBJECT OF THE PRODUCT RECALL OR EPIDEMIC FAILURE;
(B) FOR SUPPLIER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.01(B), AND CUSTOMER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.02(B), THE GREATER OF (I) ONE AND ONE HALF TIMES THE TOTAL FEES PAID WITH RESPECT TO THE RELEVANT PRODUCT IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OR (II) [***];
(C) FOR SUPPLIER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.01(C) AND CUSTOMER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.02(A):
(i) IF ANY VERISURE DEVELOPED PRODUCTS ARE THE SUBJECT OF THE CLAIM, SUCH INDEMNITY HEREUNDER SHALL BE (X) DURING THE FIRST TWO YEARS AFTER THE APPLICABLE VERISURE DEVELOPED PRODUCT WAS FIRST SOLD IN THE TERRITORY, UNCAPPED AND (Y) DURING THE REMAINDER OF THE TERM OF THIS AGREEMENT, NOT EXCEEDING ONE AND ONE HALF TIMES THE TOTAL FEES PAID WITH RESPECT TO THE RELEVANT PRODUCT IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM;
(ii) IF ANY ARLO CATALOG PRODUCTS ARE THE SUBJECT OF THE CLAIM, SUPPLIER’S INDEMNITY HEREUNDER SHALL BE (X) FOR ARLO CATALOG PRODUCTS THAT HAVE BEEN SOLD IN THE TERRITORY FOR LESS THAN TWO YEARS PRIOR TO THE DATE OF THE CLAIM, UNCAPPED AND (Y) FOR ARLO CATALOG PRODUCTS THAT HAVE BEEN SOLD IN THE
TERRITORY FOR MORE THAN TWO YEARS PRIOR TO THE DATE OF THE CLAIM, NOT EXCEEDING ONE AND ONE HALF TIMES THE TOTAL FEES PAID WITH RESPECT TO THE RELEVANT PRODUCT IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.
(iii) IF ANY ARLO SMART SERVICES ARE THE SUBJECT OF THE CLAIM, SUPPLIER’S INDEMNITY HEREUNDER SHALL NOT EXCEED ONE AND ONE HALF TIMES THE TOTAL FEES PAID WITH RESPECT TO THE RELEVANT SERVICE.
(D) IN ALL OTHER CASES, THE AGGREGATE FEES PAID BY CUSTOMER TO SUPPLIER FOR ANY PRODUCTS OR SERVICES IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.
THESE LIMITATIONS APPLY WHETHER THE LIABILITY IS BASED ON CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER THEORY.
FOR CLARITY, WHERE THE LIABILITY CAP IS EXPRESSED AS BASED ON THE TOTAL FEES PAID IN THE ONE YEAR PRECEDING THE EVENT GIVING RISE TO THE CLAIM, SUCH ONE YEAR IS ON A ROLLING ONE YEAR BASIS. WHERE THERE IS MORE THAN ONE CLAIM IN A ROLLING ONE YEAR PERIOD WITH RESPECT TO A PARTICULAR PRODUCT OR SERVICE, THE EARLIER CLAIM WILL REDUCE THE LIABILITY CAP FOR THE SUBSEQUENT CLAIM(S) ONLY TO THE EXTENT THAT THERE IS OVERLAP IN THE PRODUCT OR SERVICE DURING THE ONE YEAR PERIOD OF THE EARLIER CLAIM AND THE SUBSEQUENT CLAIM(S).
Section 15.05    Indemnity Survival. The provisions of this Article XV shall survive any termination of this Agreement.
ARTICLE XVI

GENERAL PROVISIONS
All of the provisions of this Article XVI will become effective on the Effective Date.
Section 16.01    Dispute Resolution.
(a)    Any dispute arising out of or in connection with this Agreement (“Dispute”) shall be resolved as rapidly as possible by discussion between the Relationship Managers. If a Dispute cannot be resolved between the Relationship Manager of the Supplier and the Relationship Manager of the Customer within [***] of the Dispute arising, the Relationship Managers shall escalate the dispute to the Chief Executive Officer of Supplier and the Chief Executive Officer of Customer to negotiate in good faith for an additional [***] (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such Dispute amicably, then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Section 16.01(b), provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.
(a)    If the Parties are unable to resolve a Dispute in accordance with Section 16.01(a), the Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators.  The claimant(s) shall nominate one arbitrator in the Request for Arbitration.  The respondent(s) shall nominate one arbitrator in the Answer to the Request.  The two party-nominated arbitrators will then attempt to agree for a period of thirty (30) days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the ICC Court shall select the third arbitrator (or any arbitrator that claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing).  The place of arbitration shall be New York, New York.  The language of the arbitration shall be English and the decision of the arbitrators shall be binding on the Parties.
Section 16.02    Specific Performance.
(a)    The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that Article XIV, Section 12.05 and Section 2.18 were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Supplier or Customer of any of their respective covenants or obligations set forth in Article XIV, Section 12.05 and Section 2.18, each of Customer and Supplier, respectively, shall be entitled to make an application for an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such other Party (as applicable), and to specifically enforce the terms and provisions of Article XIV, Section 12.05 and Section 2.18 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under Article XIV, Section 12.05 and Section 2.18, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such Party may be entitled at any time.
(b)    Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.
(c)    Each of Supplier and Customer hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of Article XIV, Section 12.05 and Section 2.18 by Supplier or Customer, as applicable, and to specifically enforce the terms and provisions of Article XIV, Section 12.05 and Section 2.18 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Supplier or Customer, as applicable, under such provisions. The Parties hereto further acknowledge and agree that (i) by seeking the remedies provided for in this Section 16.02, a Party shall not in any respect waive its right to seek at any time any other form or amount of relief that may be available to a Party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 16.02 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 16.02 prior or as a condition to exercising any termination right under Section 11.03 (and pursuing damages after such termination (subject to the terms of this Agreement)), nor shall the commencement of any proceeding pursuant to this Section 16.02 or anything set forth in this Section 16.02 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 11.03 or pursue any other remedies under this Agreement or otherwise that may be available then or thereafter.
Section 16.03    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal Representative of, another Party, except as may be specifically set forth in other provisions of this Agreement or (ii) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 16.03.
Section 16.04    Force Majeure. No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Each Party (or such Person) shall exercise its reasonable efforts in good faith to minimize the effect of Force Majeure on its obligations.
Section 16.05    Further Assurances. Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Supplier and Customer, to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law.
Section 16.06    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision).
(a)    If to Supplier:    3030 Orchard Parkway, San Jose, California

Attention:    General Counsel
(b)    If to Customer: [***]

Attention:     [***]

Copy to:     [***]
Section 16.07    Entire Agreement. This Agreement and the Schedules hereto set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein.
Section 16.08    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Supplier or Customer, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 16.09    Amendment; Waiver. No provision of this Agreement, including any Exhibits, Annexes or Schedules thereto, may be amended, supplemented, waived or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties. No waiver of any breach of or non-compliance with this Agreement shall be deemed to be a waiver of any other or subsequent breach or non-compliance.
Section 16.10    Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
Section 16.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 16.11.
Section 16.12    Assignment. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by a Party hereto without the prior written consent of the other Party and any purported assignment without such consent shall be void and null at the outset; provided, however, that (i) Supplier may assign its rights to an Affiliate, provided that any assignee of this Agreement must be the owner of the Arlo IP, such that the Customer Entities must always receive the licenses herein directly from the owner of the Arlo IP, and not from an Affiliate or intermediate licensor; and (ii) Customer may assign its rights and obligations under this Agreement in the following circumstances (provided that, in each case, Customer remains liable for the performance of Customer’s obligations in this
[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED
Agreement by such assignee): (x) in whole or in part, to an Affiliate; or (y) in whole, in connection with a reorganization or a sale or disposition of any assets or lines of business of Customer.
Section 16.13    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules, Annexes and Exhibits hereto; (d) references to “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Supplier and Customer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
Section 16.14    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Supplier or Customer shall have any liability for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
Section 16.15    Export Law Compliance. Each Party shall be responsible for their compliance with applicable export laws, rules and regulations as related to their performance under this Agreement.
Section 16.16    No Conflict. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of a Statement of Work or a Purchase Order, the terms and conditions of this Agreement shall prevail, unless with respect to a Statement of Work only, such Statement of Work specifically references the provisions of this Agreement that are inconsistent therewith (or it is reasonably apparent from the face of the Statement of Work that such provisions were meant to be specifically referenced and were inadvertently not so referenced), in which case the terms and conditions of such Statement of Work shall prevail.  The Parties shall modify any provisions of this Agreement to the extent necessary to comply with the local Laws of the jurisdiction in which such Statement of Work is executed.
[Signature page follows.]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
ARLO TECHNOLOGIES, INC.

By:	/s/ Matthew McRae Name: Matthew McRae Title: Chief Executive Officer
VERISURE SÀRL

By:	/s/ Austin Lally Name: Austin Lally Title: Chief Executive Officer

By:	/s/ Marta Panzano Barbero Name: Marta Panzano Barbero Title: Chief Human Resources Officer

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